                                            FILED PURSUANT TO RULE 424 (B)(5)
                                                  REGISTRATION NOS: 333-83411
                                                                  : 333-83411-01
PROSPECTUS SUPPLEMENT
(To prospectus dated November 30, 1999)
                      4,400,000 Trust Preferred Securities
                           Torchmark Capital Trust I
                         7 3/4% Trust Preferred Securities
               (Liquidation Amount $25 Per Trust Preferred Security)
    Guaranteed To The Extent Described In This Prospectus Supplement And The
                          Accompanying Prospectus, By

                          TORCHMARK CORPORATION [LOGO]
                                ---------------
                                   The Trust:

   Torchmark Capital Trust I is a Delaware business trust that will:
 .  sell trust preferred securities to the public;
 .  sell common securities to Torchmark Corporation;
 .  use the proceeds from these sales to buy an equal principal amount of 7 3/4%
   junior subordinated debentures due 2041 of Torchmark Corporation; and . distribute the cash payments it receives from Torchmark Corporation on the junior subordinated debentures to the holders of the trust preferred securities and the common securities.

                            Quarterly Distributions:
 . For each trust preferred security that you own, you will receive cumulative cash distributions, accumulating from November 2, 2001 at an annual rate of 7 3/4% of the liquidation amount of $25 per trust preferred security, on February 1, May 1, August 1 and November 1 of each year beginning February
   1, 2002.
 . Torchmark Corporation may defer interest payments on the junior subordinated debentures on one or more occasions, for up to 20 consecutive quarters. If Torchmark Corporation does defer interest payment on the junior subordinated debentures, Torchmark Capital Trust I will also defer payment of distributions on the trust preferred securities. However, deferred distributions will themselves accumulate interest at an annual rate of 7 3/4%, to the extent permitted by law.

                              Optional Redemption:
   Torchmark Capital Trust I may redeem some or all of the trust preferred securities on or after November 2, 2006, or all of the trust preferred securities at any time upon the occurrence of a special event as discussed herein at a redemption price equal to $25 per trust preferred security plus accumulated distributions, if any.

                             Torchmark Corporation:
   Torchmark Corporation will guarantee the payment by Torchmark Capital Trust I of amounts due on the trust preferred securities as discussed in this prospectus supplement and in the accompanying prospectus.
   Torchmark Capital Trust I has applied for the listing of the trust preferred securities on the New York Stock Exchange under the trading symbol "TMK PrT". Trading of the trust preferred securities on the New York Stock Exchange is expected to begin within 30 days after they are first issued.

   Investing in the trust preferred securities involves certain risks that are described in the "Risk Factors" section beginning on page S-6 of this prospectus supplement.

                               ----------------

                                                        Per Trust
                                                        Preferred
                                                        Security     Total
                                                        ---------    -----
   Public offering price(1)............................  $25.00   $110,000,000
   Underwriting commission to be paid by Torchmark
    Corporation........................................  $.7875     $3,465,000
   Proceeds, before expenses, to Torchmark Capital
    Trust I............................................  $25.00   $110,000,000

  (1) Plus accumulated distributions from November 2, 2001, if settlement occurs after that date

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
   The underwriters may also purchase up to an additional 660,000 trust preferred securities at the initial public offering price, less the underwriting commission, within 30 days from the date of this prospectus supplement to cover overallotments.
   The trust preferred securities will be ready for delivery in book-entry form only through The Depository Trust Company on or about November 2, 2001.

                                ---------------
                          Joint Book-Running Managers
           Merrill Lynch & Co.  Morgan Stanley  Salomon Smith Barney

                                ---------------
   Banc of America Securities LLC   Banc One Capital Markets, Inc.  JPMorgan
 Quick & Reilly, Inc.   SunTrust Robinson Humphrey   Wachovia Securities

                               ----------------

          The date of this prospectus supplement is October 31, 2001.

                               TABLE OF CONTENTS
                             Prospectus Supplement

                                                                            Page
                                                                            ----
Prospectus Supplement Summary.............................................   S-1
Risk Factors..............................................................   S-6
Forward-Looking Statements................................................   S-9
Torchmark Capital Trust I.................................................   S-9
Use of Proceeds...........................................................   S-9
Capitalization............................................................  S-10
Ratio of Earnings from Continuing Operations to Combined Fixed Charges and
 Preferred Stock Dividends................................................  S-10
Selected Consolidated Financial Information...............................  S-11
Recent Development........................................................  S-12
Accounting Treatment......................................................  S-13
Description of the Trust Preferred Securities.............................  S-13
Description of the Junior Subordinated Debentures.........................  S-21
Description of the Guarantee..............................................  S-27
United States Federal Income Tax Consequences.............................  S-29
ERISA Considerations......................................................  S-33
Underwriting..............................................................  S-35
Legal Matters.............................................................  S-37
Experts...................................................................  S-38
                                   Prospectus

Risk Factors..............................................................     3
Forward-Looking Statements................................................     6
Torchmark Corporation.....................................................     7
The Trusts................................................................     7
Use of Proceeds...........................................................     8
Ratio of Earnings from Continuing Operations to Combined Fixed Charges and
 Preferred Stock Dividends................................................     8
Description of Securities.................................................     9
Description of Capital Stock..............................................     9
Description of Depositary Shares..........................................    12
Description of the Trust Preferred Securities.............................    15
Description of Debt Securities............................................    21
Description of the Trust Preferred Securities Guarantees..................    29
Relationship Among the Trust Preferred Securities, the Trust Preferred
 Securities Guarantee and the Debt Securities Held by Each Trust..........    31
Plan of Distribution......................................................    32
Legal Opinions............................................................    32
Experts...................................................................    33
Where You Can Find More Information.......................................    33

                         PROSPECTUS SUPPLEMENT SUMMARY

      You should read the information contained in this prospectus supplement concerning Torchmark Corporation, Torchmark Capital Trust I, or "Capital Trust I," the 7 3/4% trust preferred securities to be issued by Capital Trust I, the guarantee of the trust preferred securities to be issued by us and the 7 3/4% junior subordinated debentures to be issued by us, with the information contained in the accompanying prospectus. All references to "The First National Bank of Chicago" and "Bank One Delaware, Inc." in the accompanying prospectus shall be deemed to refer to "The Bank of New York" and "The Bank of New York (Delaware)", respectively.

      Unless otherwise indicated, all the information in this prospectus supplement assumes that the underwriters do not exercise their overallotment option.

Torchmark Corporation

      Torchmark is an insurance holding company that provides individual life and supplemental health insurance and related products. Torchmark was incorporated in Delaware on November 19, 1979. It is the ultimate parent company of Liberty National Life Insurance Company, Globe Life And Accident Insurance Company, United American Insurance Company, United Investors Life Insurance Company, and American Income Life Insurance Company.

      Our principal executive offices are located at 2001 Third Avenue South, Birmingham, Alabama, 35233, and our telephone number is (205) 325-4200.

Recent Development

   Information received to date regarding the effect on us of the September 11th attacks on the World Trade Center and the Pentagon indicates that none of our insurance subsidiaries expects unusual numbers of life or health insurance claims. We do not write property and casualty or disability insurance, and have no real estate investments affected by the attacks.

Torchmark Capital Trust I

      Capital Trust I is a Delaware business trust. Capital Trust I will exist solely to:

    .  issue and sell its common securities to us;

    .  issue and sell its trust preferred securities to the public;

    . use the proceeds from the sale of its common securities and trust preferred securities to purchase the junior subordinated debentures from us;
    . distribute cash payments it receives from us on the junior subordinated debentures to the holders of the trust preferred securities and the common securities; and

    . engage in other activities that are necessary or incidental to these purposes.

      Five trustees will manage Capital Trust I. Three of our officers will act as regular trustees of Capital Trust I. The Bank of New York will act as the property trustee of Capital Trust I, and The Bank of New York (Delaware) will act as the Delaware trustee of Capital Trust I. The principal offices and telephone number of Capital Trust I are the same as ours.

The Offering

      Capital Trust I is offering its trust preferred securities for $25 for each security. Capital Trust I will use all of the proceeds from the sale of its trust preferred securities and its common securities to purchase our junior subordinated debentures. Our junior subordinated debentures will be Capital Trust I's only assets. We will guarantee the obligations of Capital Trust I under the trust preferred securities and the common securities under a guarantee, a trust declaration, and an indenture.

The Trust Preferred Securities

      If you purchase trust preferred securities, you will be entitled to receive cumulative cash distributions at an annual rate of 7 3/4% of the liquidation amount of $25 per trust preferred security. The liquidation amount is the amount that you are entitled to receive if Capital Trust I is dissolved and its assets are distributed to the holders of its securities. You are entitled to receive the amount from the assets of Capital Trust I available for distribution, after it has paid liabilities owed to its creditors, if any. Accordingly, you may not receive the full amount if Capital Trust I does not have enough funds.

      Distributions will accumulate from the date Capital Trust I issues its trust preferred securities. Capital Trust I will pay the distributions quarterly in arrears on February 1, May 1, August 1 and November 1 of each year, beginning February 1, 2002, unless they are deferred. These distributions may be deferred for up to 20 consecutive quarters as described below under "-- Deferral of Distributions." Capital Trust I will only pay distributions when it has funds available for payment.

      If you purchase the trust preferred securities, you will have limited voting rights. You will be entitled to vote only on two matters: certain modifications to the terms of the trust preferred securities and the exercise of Capital Trust I's rights as holder of our junior subordinated debentures.

The Common Securities

      We will acquire all of the common securities of Capital Trust I. The common securities will have an aggregate liquidation amount of approximately 3% of the total capital of Capital Trust I. The common securities will generally rank equal to the trust preferred securities in priority of payment. In the case of distributions, redemptions and liquidations following defaults, however, the common securities will rank junior to the trust preferred securities. Normally, the common securities will have sole voting power on matters to be voted upon by Capital Trust I's security holders.

The Junior Subordinated Debentures

      Capital Trust I will purchase the junior subordinated debentures from us with the proceeds from the sale of its trust preferred securities and its common securities. We will issue the junior subordinated debentures under an indenture between us and The Bank of New York, as trustee. The junior subordinated debentures will:

    . be unsecured and junior to all of our senior indebtedness, including debt we incur after the date you purchase the trust preferred securities;

    . have an aggregate principal amount equal to the aggregate liquidation amount of the trust preferred securities plus the capital contributed by us for the common securities;

    .  bear interest at an annual rate of 7 3/4%; and

    .  mature on November 2, 2041, although they may be redeemed earlier.

Guarantee of the Trust Preferred Securities

      We will fully and unconditionally guarantee the payments of all amounts due on the trust preferred securities to the extent Capital Trust I has funds available for payment of such distributions.

      The guarantee requires us to pay accrued and unpaid distributions on the trust preferred securities on behalf of Capital Trust I only in an amount equal to the sum of the payments of interest or principal we have made on the junior subordinated debentures. It does not, however, require us to make payments on behalf of Capital Trust I if Capital Trust I does not have sufficient funds to make payments on the trust preferred securities because we have not made payments on the junior subordinated debentures. With the exception of our obligations under similar guarantees, our obligations under the guarantee are subordinate to all of our other obligations.

Ranking

      Capital Trust I's trust preferred securities will generally rank equal to its common securities in priority of payment. Capital Trust I will make payments on the trust preferred securities and the common securities based on a proportionate allocation, except after an event of default. For a more detailed explanation, see "Description of the Trust Preferred Securities--Subordination of Common Securities" in this prospectus supplement.

      Our junior subordinated debentures will be unsecured and will rank subordinate and junior in right of payment to all of our current and future senior indebtedness. The junior subordinated debentures will rank equal to any other junior subordinated debentures that we may issue.

      Our guarantee will rank equal to any other guarantees that we may issue on trust preferred securities issued by trusts similar to Capital Trust I. The guarantee will be unsecured and will rank junior in right of payment to all of our other liabilities. The junior subordinated debentures and the guarantee will be effectively junior to all existing and future liabilities of our subsidiaries and affiliates.

Deferral of Distributions

      We can defer interest payments on the junior subordinated debentures during any period of up to 20 consecutive quarters, but not beyond the maturity date, unless we are in default in the payment of interest on the junior subordinated debentures. After we make all interest payments that we have deferred, including accrued interest on the deferred payments, we can again defer interest payments during new periods of up to 20 consecutive quarters as long we adhere to the same requirements.

      If we defer interest payments on the junior subordinated debentures, Capital Trust I will defer distributions on the trust preferred securities. During any deferral period, distributions will continue to accumulate on the trust preferred securities at an annual rate of 7 3/4% of the liquidation amount of $25 per trust preferred security. Also, the deferred distributions will accrue interest, as permitted by applicable law, at an annual rate of 7 3/4%.

      During any period in which we defer interest payments on the junior subordinated debentures, we will generally not be permitted to:

    .  pay dividends or make any other distributions on our capital stock;

    . redeem, purchase or make liquidation payments on any of our capital stock; or

    . make an interest, principal or premium payment, or repurchase or redeem, any of our debt securities that rank equal with or junior to the junior subordinated debentures or the guarantee, including any other similar junior subordinated debentures and guarantees issued by us.

      If we defer payments of interest on the junior subordinated debentures, the trust preferred securities would at that time be treated as being issued with original issue discount for United States federal income tax purposes. This means that you would be required to include accrued interest in your income for United States federal income tax purposes before you receive any cash distributions. Please see "United States Federal Income Tax Consequences" in this prospectus supplement for a more complete discussion.

Redemption of Trust Preferred Securities

      Capital Trust I will redeem all of the outstanding trust preferred securities when we pay the junior subordinated debentures at maturity on November 2, 2041. In addition, if we redeem any junior subordinated debentures before their maturity, Capital Trust I will use the cash it receives from our redemption to redeem an equal amount of the trust preferred securities and common securities.

      Generally, the aggregate liquidation amount of trust preferred and common securities to be redeemed will be allocated approximately 97% to the trust preferred securities and approximately 3% to the common securities.

      We can redeem the junior subordinated debentures before their maturity at 100% of their principal amount:

    . in whole or in part on one or more occasions any time on or after November 2, 2006; and

    . in whole before November 2, 2006, if adverse changes in tax or investment company law occur (see "Description of the Trust Preferred Securities--Redemption" in this prospectus supplement).

      In either case, we will pay accrued interest or distribution, as the case may be, to the date of redemption.

Distribution of the Junior Subordinated Debentures

      We have the right to dissolve Capital Trust I at any time. If we decide to exercise our right to dissolve Capital Trust I, Capital Trust I will redeem the trust preferred securities by distributing approximately 97% of the junior subordinated debentures to holders of the trust preferred securities and approximately 3% to the holders of the common securities after it has paid liabilities owed to its creditors, if any. If the junior subordinated debentures are distributed, we will use all our reasonable best efforts to list the junior subordinated debentures on the New York Stock Exchange or any other exchange on which the trust preferred securities are then listed.

Conditional Right to Shorten Maturity

      If adverse changes in tax law occur, we will have the right, prior to the dissolution of Capital Trust I, to shorten the maturity of the junior subordinated debentures. We may only shorten the maturity enough so that the interest paid on the junior subordinated debentures will continue to be tax deductible. The shortened term of the junior subordinated debentures may not be less than 15 years from the date of their original issuance.

Use of Proceeds

      Capital Trust I will invest all of the proceeds from the sale of the trust preferred securities in the junior subordinated debentures. We intend to use the net proceeds from the sale of the junior subordinated debentures to repurchase shares of our outstanding Monthly Income Preferred Securities.

Listing of the Trust Preferred Securities

      We have applied for the listing of the trust preferred securities with the New York Stock Exchange under the trading symbol "TMK PrT". You should be aware that, if approved for listing by the New York Stock Exchange, the listing of the trust preferred securities will not necessarily ensure that a liquid trading market will be available for the trust preferred securities. Trading of the trust preferred securities on the New York Stock Exchange is expected to begin within 30 days after they are first issued.

Risk Factors

      Your investment in the trust preferred securities will involve risks. You should carefully consider the discussion of risks in "Risk Factors" in this prospectus supplement and the accompanying prospectus, and the other information in this prospectus supplement and the accompanying prospectus, before deciding whether an investment in the trust preferred securities is suitable for you.

Form of Trust Preferred Securities

      The trust preferred securities will be represented by one or more global securities that will be deposited with and registered in the name of The Depository Trust Company or its nominee. This means that you will not receive a certificate for your trust preferred securities. Rather, your broker will maintain your position in the trust preferred securities.

                                  RISK FACTORS

      An investment in the trust preferred securities involves a number of risks. You should carefully consider the following information, together with the other information in this prospectus supplement, the accompanying prospectus and the documents that are incorporated by reference in the prospectus, about risks concerning the trust preferred securities, before buying any trust preferred securities.

      Because Capital Trust I will rely on the payments it receives on the junior subordinated debentures to fund all payments on the trust preferred securities, and because Capital Trust I may distribute the junior subordinated debentures in exchange for the trust preferred securities, you are making an investment decision with regard to the junior subordinated debentures as well as the trust preferred securities. You should carefully review the information in this prospectus supplement and the accompanying prospectus about both of these securities and the guarantee.

Holders of Our Senior Indebtedness Will Get Paid Before You Will Get Paid Under the Guarantee or the Junior Subordinated Debentures

      Our obligations under the guarantee are unsecured and rank:

    . junior in right of payment to all of our other liabilities, unless the guarantee is expressly made equal to such liabilities, and

    .  equal to our most senior preferred or preference stock.

      Our obligations under the junior subordinated debentures are unsecured and rank junior in right of payment to all of our senior indebtedness and equal to our other junior debt securities. Substantially all of our existing indebtedness constitutes senior indebtedness. The junior subordinated debentures also will be effectively junior to all obligations of our subsidiaries.

      The trust preferred securities, the junior subordinated debentures and the guarantee do not limit our ability to incur additional indebtedness, including indebtedness that ranks senior to the junior subordinated debentures and the guarantee. See "Description of the Junior Subordinated Debentures-- Subordination" and "Description of the Guarantee" in this prospectus supplement.

If We Do Not Make Payments on the Junior Subordinated Debentures, Capital Trust I Will Not Be Able to Pay Distributions and Other Payments on the Trust Preferred Securities and the Guarantee Will Not Apply

      The ability of Capital Trust I to timely pay amounts due on the trust preferred securities depends solely upon our making the related payments on the junior subordinated debentures when due. If we default on our obligation to pay principal of or interest on the junior subordinated debentures, Capital Trust I will not have sufficient funds to pay distributions on, or the $25 liquidation amount of, the trust preferred securities.

      In that case, you will not be able to rely upon the guarantee for payment because the guarantee only applies if we make a payment of principal or interest on the junior subordinated debentures. Instead, you or the property trustee will have to sue us to enforce the property trustee's rights under the indenture relating to the junior subordinated debentures.

You May Not Be Able to Enforce Your Rights Against Us Directly If an Event of Default Occurs; You May Have to Rely on the Property Trustee to Enforce Your Rights

      You are not always able to directly enforce rights against us if an event of default occurs.

      If an event of default under the junior subordinated debentures occurs and is continuing, that event will also be an event of default under the trust preferred securities. In that case, you would rely on the property trustee, as the holder of the junior subordinated debentures, to enforce its rights against us.

      You may only sue us directly in the following circumstances:

    . If the holders of a majority in liquidation amount of the trust preferred securities direct the property trustee to enforce its rights under the indenture but it does not enforce its rights as directed, you may sue us directly to enforce the property trustee's rights.

    . If an event of default under the trust declaration occurs because of our failure to pay interest or principal on the junior subordinated debentures, you may sue us directly.

      See "Description of the Trust Preferred Securities --Voting Rights" and "Description of the Junior Subordinated Debentures--Junior Indenture Events of Default" in this prospectus supplement.

Distributions on the Trust Preferred Securities Could Be Deferred; You May Have to Include Interest in Your Taxable Income Before You Receive Cash

      It is possible that you will not receive cash distributions for one or more periods of up to 20 consecutive quarters each. If this occurs, you will have to include accrued interest in your income for United States federal income tax purposes before you actually receive corresponding cash distributions.

      As long as we are not in default on the payment of interest on the junior subordinated debentures, we can defer interest payments on the junior subordinated debentures one or more times for up to 20 consecutive quarters, but not beyond the maturity date of the junior subordinated debentures. During a deferral period, Capital Trust I would defer distributions on the trust preferred securities in a corresponding amount.

      If we defer interest payments and Capital Trust I defers distributions on the trust preferred securities, you will have to accrue interest income for United States federal income tax purposes on your proportionate share of the deferred interest on the junior subordinated debentures. As a result, beginning at the time of the deferral you would have to include that accrued interest in your gross income for United States federal income tax purposes before you actually received any cash attributable to that income. In addition, you would not receive the cash related to that income from Capital Trust I if you disposed of your trust preferred securities before the record date for any deferred distribution, even if you held the trust preferred securities on the date that the payments would normally have been made.

      Although we have no current intention of exercising our right to defer payments of interest, such a deferral may adversely affect the market price of the trust preferred securities and you may not receive the same return on investment as someone who continues to hold the trust preferred securities.

      See "Description of the Trust Preferred Securities--Distributions", "Description of the Junior Subordinated Debentures--Option to Extend Interest Payment Period", "United States Federal Income Tax Consequences--Potential Extension of Interest Payment Period and Original Issue Discount" and "--Sale of Trust Preferred Securities" in this prospectus supplement for more information regarding the interest payment deferral option.

The Trust Preferred Securities May Be Redeemed Prior to Maturity; You Would Be Taxed on the Proceeds and You May Not Be Able to Reinvest the Proceeds at the Same or a Higher Rate of Return

      If an adverse change in tax or investment company law discussed in "Description of the Trust Preferred Securities--Redemption" in this prospectus supplement occurs and is continuing, we may be able to redeem the junior subordinated debentures in whole, but not in part, within 90 days following the occurrence of the event. We may also redeem the trust preferred securities in whole or in part on one or more occasions at our option on or after November 2, 2006.

      If the junior subordinated debentures are redeemed, the trust preferred securities will be redeemed at a redemption price equal to the $25 liquidation amount, plus accumulated and unpaid distributions to the redemption date. Under current United States federal income tax law, the redemption of the trust preferred securities would be a taxable event to you.

      In addition, you may not be able to reinvest the money you receive in the redemption at a rate that is equal to or higher than the rate of return you received on the trust preferred securities.

      See "Description of the Trust Preferred Securities--Redemption" and "United States Federal Income Tax Consequences--Sale of Trust Preferred Securities" in this prospectus supplement.

The Junior Subordinated Debentures May Be Distributed to the Holders of the Trust Preferred Securities And the Junior Subordinated Debentures May Trade at a Lower Price Than What You Paid for the Trust Preferred Securities

      Capital Trust I may be dissolved before its expiration, either as a result of the occurrence of adverse tax or regulatory events or at our option. In such event, and based on the terms of the Amended and Restated Declaration of Trust of Capital Trust I, the property trustee will, after it has paid liabilities owed by Capital Trust I to its creditors, distribute the junior subordinated debentures to the holders of the trust preferred securities and the common securities in liquidation of Capital Trust I.

      We cannot predict the market prices for the junior subordinated debentures that may be distributed. Accordingly, the junior subordinated debentures that you receive upon a distribution, or the trust preferred securities you hold pending the distribution, may trade at a lower price than what you paid to purchase the trust preferred securities.

      Although we have agreed to use our reasonable best efforts to list the junior subordinated debentures on the New York Stock Exchange or any other exchange on which the trust preferred securities are then listed if this occurs, we cannot assure you that the New York Stock Exchange will approve the junior subordinated debentures for listing or that a trading market will exist for the junior subordinated debentures.

      Under current United States federal income tax law, the distribution of junior subordinated debentures upon the termination of Capital Trust I would generally not be taxable to you. If, however, Capital Trust I is characterized for United States federal income tax purposes as an association taxable as a corporation at the time of the liquidation, the distribution of the junior subordinated debentures would be taxable to you.

      Please see "Description of the Trust Preferred Securities--Liquidation Distribution Upon Dissolution" in the accompanying prospectus for more information.

We May Shorten the Maturity of Junior Subordinated Debentures, Which Will Result in Early Redemption of the Trust Preferred Securities; You Would Be Taxed on the Proceeds And You May Not Be Able to Reinvest the Proceeds at the Same or a Higher Rate of Return

      Upon the occurrence and continuation of an adverse tax event as explained in "Description of the Junior Subordinated Debentures--Option to Accelerate Maturity Date," we may, instead of redeeming the junior subordinated debentures, shorten the stated maturity of the junior subordinated debentures to a date that is not less than 15 years from the date of original issuance. In that event, the mandatory redemption date for the trust preferred securities will be correspondingly shortened.

      Under current United States federal income tax law, the redemption of the trust preferred securities for cash would be a taxable event to you.

      In addition, you may not be able to reinvest the money you receive in the redemption at a rate that is equal to or higher than the rate of return you received on the trust preferred securities.

      See "Description of the Junior Subordinated Debentures--Option to Accelerate Maturity Date" in this prospectus supplement for more information.

We Will Control The Trust Because Your Voting Rights Are Very Limited; Your Interests May Not Be The Same as Our Interests

      You will have limited voting rights. In general, only Torchmark, as the sole holder of the common securities of Capital Trust I, can replace or remove any of the trustees of Capital Trust I.

      Torchmark and the regular trustees, who are officers of Torchmark, may amend the trust declaration without the consent of holders of trust preferred securities as described under "Description of the Trust Preferred Securities-- Voting Rights; Amendment of Declarations" in the accompanying prospectus.

An Active Trading Market for the Trust Preferred Securities May Not Develop

      The trust preferred securities constitute a new issue of securities with no established trading market. Although the trust preferred securities will be listed on the New York Stock Exchange, a listing does not guarantee that a trading market for the trust preferred securities will develop or, if a trading market for the trust preferred securities does develop, the depth of that market and the ability of holders to sell their trust preferred securities easily.

                           FORWARD-LOOKING STATEMENTS

      This prospectus supplement and the accompanying prospectus and the information incorporated by reference include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Some of the forward-looking statements can be identified by the use of forward-looking words such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "estimates," or "anticipates" or the negative of those words or other comparable terminology. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. For a discussion of factors that could cause actual results to differ, please see the discussion under "Risk Factors" contained in this prospectus supplement and the accompanying prospectus and in other information contained in our publicly available SEC filings. You are cautioned not to place undue influence on these forward-looking statements, which speak only as of their dates. Torchmark undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to projections over time.

                           TORCHMARK CAPITAL TRUST I

      Capital Trust I is a statutory business trust formed under Delaware law by:

    . the execution of a trust declaration by Torchmark, as sponsor, and the trustees of Capital Trust I and

    . the filing of a certificate of trust with the Secretary of State of the State of Delaware.

      The trust preferred securities offered hereby will constitute all of the trust preferred securities of Capital Trust I, and we will acquire all of the common securities of Capital Trust I, which will have an aggregate liquidation amount equal to approximately 3% of the total capital of Capital Trust I.

      We will pay all fees and expenses related to Capital Trust I and the offering of the common securities and the trust preferred securities.

                                USE OF PROCEEDS

      Capital Trust I will use the proceeds received from the sale of the trust preferred securities to purchase junior subordinated debentures from us. We will use the net proceeds from the sale of the junior subordinated debentures to repurchase shares of our outstanding 9.18% Monthly Income Preferred Securities, Series A (the "MIPS"). We may redeem the MIPS at our option at any time. Our offering expenses, not including underwriting discounts and commissions, are estimated to be $425,000.

                                 CAPITALIZATION

      The following table presents our total capitalization on a consolidated basis at September 30, 2001, and as adjusted to give effect to the consummation of the offering of the trust preferred securities and the application of the net proceeds from the sale of the trust preferred securities. See "Use of Proceeds". You should read the following table in conjunction with the detailed information and financial statements appearing in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

                                                         September 30, 2001
                                                       -----------------------
                                                         Actual    As Adjusted
                                                       ----------- -----------
                                                       (unaudited) (unaudited)
                                                       (amounts in thousands)
Short-term debt.......................................   $338,806  $  342,694
Long-term debt........................................    358,703     358,703
9.18% Cumulative Monthly Income Preferred Securities,
 Series A.............................................    106,404         --
7 3/4% Trust Preferred Securities.....................        --      105,977
Shareholders' equity..................................  2,535,176   2,532,839
                                                       ----------  ----------
Total capitalization.................................. $3,339,089  $3,340,213
                                                       ==========  ==========

   RATIO OF EARNINGS FROM CONTINUING OPERATIONS TO COMBINED FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS

      The following table presents the ratio of our earnings from continuing operations to combined fixed charges and preferred stock dividends and the pro forma ratio of earnings to fixed charges and preferred stock dividends, for the periods indicated and on a pro forma basis. The pro forma ratio reflects adjustments to the historical ratio to give effect to the offering of the trust preferred securities and the MIPS redemption. See "Use of Proceeds". The pro forma ratio further assumes an effective 5 1/2% pre-tax dividend on the trust preferred securities effected through an interest rate swap transaction.

                                                                   Nine months
                                         Year ended December 31,      ended
                                         ------------------------ September 30,
                                         1996 1997 1998 1999 2000     2001
                                         ---- ---- ---- ---- ---- -------------
Ratio of earnings to combined fixed
 charges and preferred stock dividends:
Excluding interest credited on deposit
 products..............................  5.2  5.3  6.9    7   8.9     12.1
Including interest credited on deposit
 products..............................  3.1  3.1  3.8  3.8   4.8      5.7
Pro forma ratio of earnings to combined
 fixed charges and preferred stock
 dividends:
Excluding interest credited on deposit
 products..............................  --   --   --   --   10.1     12.7
Including interest credited on deposit
 products..............................  --   --   --   --    5.1      5.8

      For purposes of computing these ratios, earnings represent consolidated income before income taxes and fixed charges. Combined fixed charges represent interest expense, including interest credited on deposit products where indicated, and that portion of rental expense deemed representative of the interest factor. The denominator is increased for preferred stock dividend requirements which represent the amount of pre-tax earnings required to cover such dividend requirements.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

      The following selected consolidated financial information for each of the years in the five-year period ended December 31, 2000, and for the nine-month periods ended September 30, 2000 and 2001 should be read in conjunction with the more detailed information and financial statements available as described under "WHERE YOU CAN FIND MORE INFORMATION." The selected financial and other data for interim periods are derived from our unaudited consolidated financial statements and, in the opinion of management, include all adjustments necessary to state fairly the information included therein in accordance with accounting principles generally accepted in the United States of America for interim financial information. The results for the interim periods are not necessarily indicative of the results to be expected for an entire year.

                            Nine Months Ended
                              September 30,                     Year Ended December 31,
                          ---------------------  ----------------------------------------------------------
                             2001       2000        2000        1999        1998        1997        1996
                          ---------- ----------  ----------  ----------  ----------  ----------  ----------
                                        (Amounts in thousands except per share amounts)
Income Statement Data
Premium and policy
 fees...................  $1,662,125 $1,522,625  $2,046,210  $1,884,086  $1,753,630  $1,678,004  $1,609,919
Net investment income...     366,973    352,611     472,426     447,337     459,558     429,116     399,551
Realized investment
 gains (losses).........      19,399     (2,606)     (5,322)   (110,971)    (57,637)    (36,979)      5,830
Other income............       1,989      2,074       2,580       6,443       2,325         962       1,116
                          ---------- ----------  ----------  ----------  ----------  ----------  ----------
 Total revenues.........   2,050,486  1,874,704   2,515,894   2,226,895   2,157,876   2,071,103   2,016,416
Benefits and expenses...   1,578,817  1,455,184   1,952,936   1,824,487   1,710,885   1,679,104   1,628,924
Income tax expense......     161,644    141,996     190,841     134,320     154,338     138,409     138,676
Monthly income preferred
 securities dividend....       4,609      7,612      10,284       9,158       9,777       9,875       9,655
Income (loss) related to
 investment in Vesta....         --         --          --          --      (27,100)     16,714      13,654
Discontinued operations:
 income
 (loss) from operations
 and loss on disposal...     (3,280)        --          --       (1,060)     (6,373)     77,314      58,557
Extraordinary gain
 (loss) from redemption
 of debt or preferred
 securities.............     (2,165)        --          202         --       (4,962)        --          --
Cumulative effect of
 changes in accounting
 principles.............    (26,584)        --          --       16,086         --          --          --
                          ---------- ----------  ----------  ----------  ----------  ----------  ----------
Net income..............  $  273,387 $  269,912  $  362,035  $  273,956  $  244,441  $  337,743  $  311,372
                          ========== ==========  ==========  ==========  ==========  ==========  ==========

Per Share Data
Net operating income (1)
 per share-diluted......  $     2.32 $     2.11  $     2.85  $     2.55  $     2.29  $     1.94  $     1.67
Net income from
 continuing
 operations-diluted.....        2.42       2.09        2.82        1.93        1.81        1.84        1.76
Net income per share-
 diluted................        2.16       2.09        2.82        2.04        1.73        2.39        2.17
Net income from
 continuing
 operations-basic.......        2.43       2.10        2.83        1.95        1.83        1.87        1.78
Net income per share-
 basic..................        2.18       2.10        2.83        2.06        1.75        2.43        2.19
Cash dividends..........        0.27       0.27        0.36        0.36        0.58        0.59        0.58
Shareholders' equity....       20.31      16.60       17.43       15.10       16.51       13.80       11.69
Shareholders' equity
 excluding net
 unrealized gains and
 losses on investments..       20.03      17.99       18.53       16.32       15.43       12.90       11.42
Average shares
 outstanding-diluted....     126,325    128,871     128,353     133,986     141,352     141,431     143,783
Average shares
 outstanding-basic......     125,535    128,666     128,089     133,197     139,999     139,202     142,460

--------
(1) Net income from continuing operations, excluding realized investment gains (losses), the related adjustment to deferred acquisition costs, equity in Vesta earnings for periods prior to 1999, a one-time gain on the sale of equipment in 1999, and a nonrecurring charge in 1999 related to unrecoverable guarantees on direct response business. For additional information, see "Results of Operations--Summary of Operating Results" in the Annual Report on Form 10-K for the year ended December 31, 2000.

                            As of September 30,                       As of December 31,
                          ----------------------- ----------------------------------------------------------
                             2001        2000        2000        1999        1998        1997        1996
                          ----------- ----------- ----------- ----------- ----------- ----------- ----------
                                                        (Amounts in thousands)
Balance Sheet Data
Total assets............  $12,187,430 $12,862,439 $12,962,558 $12,131,664 $11,249,028 $11,127,648 $9,893,964
Long-term debt..........      358,703     371,885     365,989     371,555     383,422     564,298    791,880
Total debt..............      697,509     680,853     695,137     789,949     738,814     911,450    832,790
9.18% Cumulative Monthly
 Income Preferred
 Securities.............      106,404     193,377     193,395     193,324     193,259     193,199    193,145
Shareholders' equity....    2,535,176   2,108,428   2,202,360   1,993,337   2,259,528   1,932,736  1,629,343
Shareholders' equity
 excluding net
 unrealized gains and
 losses on investments..    2,500,952   2,284,449   2,341,584   2,154,386   2,111,697   1,805,911  1,591,679

                               RECENT DEVELOPMENT

Implications of the September 11, 2001 Disaster

   Information received to date regarding the effect on us of the September 11th attacks on the World Trade Center and the Pentagon indicates that none of our insurance subsidiaries expects unusual numbers of life or health insurance claims. Our insurance subsidiaries generally write high volumes of relatively lower face-amount life insurance, and most sell nationwide. This characteristic of our life insurance business tends to minimize the financial effect of localized, rare occurrence disasters. Our Military Agency expects to receive life insurance claims from policyholders that were at the Pentagon; however, those claims are not expected to exceed $1 million. Health insurance policies written by our insurance subsidiaries are primarily Medicare supplements sold nationwide to retirees, and an unusual number of claims are not expected from this event. We do not consider the events of September 11th to be subject to "acts of war" policy exclusions that may be in some policies issued by our insurance subsidiaries. We do not write property and casualty or disability insurance, and have no real estate investments affected by the attacks.

                              ACCOUNTING TREATMENT

      For financial reporting purposes, we will treat Capital Trust I as a subsidiary of Torchmark. Accordingly, we will include the accounts of Capital Trust I in our consolidated financial statements. We will include the trust preferred securities in our consolidated balance sheets as a separate line item between liabilities and shareholders' equity. We will also include appropriate disclosures about the trust preferred securities, the guarantee, and the junior subordinated debentures in the notes to our consolidated financial statements. For financial reporting purposes, we will record distributions on the capital securities as trust preferred securities dividends (net of tax) in our consolidated statements of income.

                 DESCRIPTION OF THE TRUST PREFERRED SECURITIES

      The following, together with the "Description of the Trust Preferred Securities" in the accompanying prospectus, is a description of the material terms of the trust preferred securities. You should also read the trust declaration, the Delaware Business Trust Act and the Trust Indenture Act. We have filed the trust declaration as an exhibit to the Registration Statement of which this prospectus supplement and the accompanying prospectus form a part.

      Capital Trust I will issue the trust preferred securities under the terms of the trust declaration. We expect that at the time the registration statement becomes effective, the trust declaration will be qualified as an indenture under the Trust Indenture Act, and that The Bank of New York, as the property trustee, will act as the indenture trustee for purposes of complying with the provisions of the Trust Indenture Act. The terms of the trust preferred securities will include those stated in the trust declaration and the Delaware Business Trust Act and those made part of the trust declaration by the Trust Indenture Act.

General

      The trust preferred securities will be limited to $110 million (or $126.5 million if the underwriters' overallotment option is exercised in full) aggregate liquidation amount outstanding. The trust preferred securities will rank equal to, and payments will be made on the trust preferred securities on a proportional basis with, the common securities, except as described under "-- Subordination of Common Securities". The trust declaration does not permit Capital Trust I to issue any securities other than the common securities and the trust preferred securities or to incur any indebtedness.

      We will register the junior subordinated debentures in the name of the property trustee. The property trustee will hold the junior subordinated debentures in trust for the benefit of the holders of the trust preferred securities and the common securities.

Distributions

      Distributions on the trust preferred securities will be fixed at an annual rate of 7 3/4% of the stated liquidation amount of $25 per trust preferred security. The liquidation amount is the amount that you are entitled to receive if Capital Trust I is terminated and its assets are distributed to the holders of its securities. You are entitled to receive the amount from the assets of Capital Trust I available for distribution, after it has paid liabilities owed to its creditors. Accordingly, you may not receive the full amount if Capital Trust I does not have enough funds. Distributions to which holders of the trust preferred securities are entitled and that are more than one quarter past due will accumulate additional distributions at an annual rate of 7 3/4% of the unpaid distributions, compounded quarterly. The term "distribution" includes any additional distributions payable unless otherwise stated. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. For any period other than a full quarter, the amount of distribution payable will be computed on the basis of the actual number of days elapsed per 30-day month.

      Distributions on the trust preferred securities:

    .  will be cumulative,

    . will accumulate from November 2, 2001, the date of initial issuance of the trust preferred securities, and

    . will be payable quarterly in arrears on February 1, May 1, August 1 and November 1 of each year, commencing February 1, 2002.

      Funds available for distributions will be limited to payments received from Torchmark on the junior subordinated debentures.

Payment of Distributions

      Capital Trust I will pay distributions on the trust preferred securities to holders as they appear on the books and records of Capital Trust I on the relevant record dates. As long as the trust preferred securities remain in book-entry only form, the record dates will be one business day before the relevant payment dates.

      If the trust preferred securities do not remain in book-entry only form, the record dates will be 15 calendar days, whether or not a business day, before the relevant payment dates.

      Capital Trust I will pay distributions through the property trustee. The property trustee will hold amounts received from the junior subordinated debentures in the property account for the benefit of the holders of the trust preferred securities and the common securities.

      If distributions are payable on a day that is not a business day, then payment of that distribution will be made on the next day that is a business day, and without any interest or other payment for any delay. If, however, that business day is in the next calendar year, payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on the payment date.

      A "business day" shall mean any day other than Saturday, Sunday, any other day on which banking institutions in the City of New York, New York, are permitted or required by law to close.

Deferral of Distributions

      As long as we are not in default on the payment of interest on the junior subordinated debentures, we have the right to defer payments of interest on the junior subordinated debentures at any time and from time to time by extending the interest payment period for a period (an "Extension Period") not exceeding 20 consecutive quarters, but not beyond the maturity of the junior subordinated debentures.

      As a consequence, Capital Trust I will defer payment of the quarterly distributions on the trust preferred securities. The distributions will continue to accumulate, with interest, as permitted by applicable law, at an annual rate of 7 3/4%, compounded quarterly, during the Extension Period.

      If we defer interest payments on the junior subordinated debentures, we would be restricted from paying dividends on, or making purchases of, our capital stock and from making payments on our debt securities that rank equal or junior to the junior subordinated debentures. See "Description of the Junior Subordinated Debentures--Option to Extend Interest Payment Period" for more information regarding the restrictions.

      If Capital Trust I defers distributions, the deferred distributions, including accumulated additional distributions, will be paid to holders of record of the trust preferred securities as they appear on the books and records of Capital Trust I on the first record date following the termination of the Extension Period.

      We have no current intention of deferring payments of interest by extending the interest payment period on the junior subordinated debentures.

Redemption

      When we repay or redeem some or all of the junior subordinated debentures, whether at maturity or upon earlier redemption, the property trustee will apply the proceeds from the repayment or redemption to redeem the same proportionate amount of trust preferred securities and common securities. The redemption price per security will equal the $25 liquidation amount, plus accumulated and unpaid distributions to, but excluding, the date of redemption.

      If fewer than all the junior subordinated debentures are to be repaid or redeemed, then the aggregate liquidation amount of trust preferred securities and common securities to be redeemed will be allocated pro rata, or approximately 3% to the common securities and 97% to the trust preferred securities, except in the case of an event of default under the indenture. See "--Subordination of Common Securities".

      We will have the right to redeem the junior subordinated debentures:

    . on or after November 2, 2006, in whole at any time or in part from time to time or

    . prior to November 2, 2006, in whole, but not in part, at any time within 90 days following the occurrence and continuation of a Tax Event or an Investment Company Event each as we define below. A redemption of the junior subordinated debentures will cause a mandatory redemption of the trust preferred securities and the common securities. See "Description of the Junior Subordinated Debentures-- Optional Redemption".

      "Tax Event" means that the regular trustees, or, if Capital Trust I has been dissolved at the time, an appropriate representative of the holders of the junior subordinated debentures, have received an opinion of independent tax counsel experienced in such matters to the effect that, as a result of:

    . any amendment to, clarification of, or change, including any announced prospective change, in the laws, or any regulations under the laws, of the United States or any political subdivision or taxing authority affecting taxation;

    . any judicial decision, official administrative pronouncement, ruling, regulatory procedure, notice or announcement, including any notice or announcement of intent to adopt such procedures or regulations (an "Administrative Action"); or

    . any amendment to, clarification of, or change in the official position or the interpretation of such Administrative Action or judicial decision that differs from the prior generally accepted position, in each case, by any legislative body, court, governmental authority or regulatory body, irrespective of the manner in which the amendment, clarification, change or Administrative Action is made known, which amendment, clarification, change or Administrative Action is effective or which pronouncement or decision is announced, in each case, on or after the date of this prospectus supplement, there is more than an insubstantial risk that:

    (1) Capital Trust I is, or will be within 90 days of the date of the opinion of counsel, subject to United States federal income tax with respect to income accrued or received on the junior subordinated debentures,

    (2) Capital Trust I is, or will be within 90 days of the date of the opinion of counsel, subject to more than a de minimis amount of taxes, duties or other governmental charges, except for withholding taxes or

    (3) interest paid in cash by us to Capital Trust I on the junior subordinated debentures is not, or within 90 days of the date of the opinion of counsel will not be, deductible, in whole or in part, by us for United States federal income tax purposes.

      Notwithstanding the foregoing, a Tax Event does not include any change in tax law that requires us to defer taking a deduction for any original issue discount ("OID") that accrues with respect to the junior subordinated debentures until the interest payment related to the OID is paid by us in cash if the change in tax law does not create more than an insubstantial risk that we will be prevented from taking a deduction for OID accruing on the junior subordinated debentures at a date that is no later than the date the interest payment related to the OID is actually paid by us in cash.

      If an event described in clause (1) or (2) of the definition of "Tax Event" above has occurred and is continuing and Capital Trust I is the holder of all of the junior subordinated debentures, Torchmark will pay Additional Interest, as we define it in "Description of the Junior Subordinated Debentures--Additional Interest" below, if any, on the junior subordinated debentures.

      "Investment Company Event" means that the regular trustees have received an opinion of independent counsel experienced in such matters that, as a result of the occurrence of a change, including any announced prospective change, in law or regulation or a written change, including any announced prospective change, in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority on or after the date of this prospectus supplement, there is more than an insubstantial risk that Capital Trust I is or will be considered an "investment company" that is required to be registered under the Investment Company Act of 1940.

Redemption Procedures

      Capital Trust I may not redeem fewer than all of the outstanding trust preferred securities unless it has paid all accumulated and unpaid distributions on all trust preferred securities for all quarterly distribution periods terminating on or prior to the date of redemption. Capital Trust I may redeem trust preferred securities only in an amount equal to the funds it has on hand and legally available to pay the redemption price.

      The property trustee will give you notice of the redemption at least 30 but not more than 60 days before the date fixed for redemption. If Capital Trust I gives a notice of redemption, then, by 12:00 noon, New York City time, on the date of redemption, if the funds are available for payment, the property trustee will, for trust preferred securities held in book-entry form:

    . deposit irrevocably with The Depository Trust Company ("DTC") funds sufficient to pay the applicable redemption price, and

    . give DTC irrevocable instructions and authority to pay the redemption price to the holders of the trust preferred securities.

      With respect to trust preferred securities not held in book-entry form, if funds are available for payment, the property trustee will:

    . irrevocably deposit with the paying agent for the trust preferred securities funds sufficient to pay the applicable redemption price, and

    . give such paying agent irrevocable instructions and authority to pay the redemption price to the holders of trust preferred securities upon surrender of their certificates evidencing the trust preferred securities.

      Notwithstanding the foregoing, distributions payable on or prior to the date of redemption for any trust preferred securities called for redemption will be payable to the holders on the relevant record dates.

      Once notice of redemption is given and funds are deposited as required, then all rights of the holders of trust preferred securities called for redemption will cease, except the right to receive the redemption price, but without interest. At that time, those trust preferred securities will cease to be outstanding.

      If any date fixed for redemption is not a business day, then payment of the redemption price will be made on the next day that is a business day, without any interest or other payment for the delay. If the next business day falls in the next calendar year, the payment will instead be made on the immediately preceding business day.

      If payment of the redemption price for the trust preferred securities called for redemption is improperly withheld or refused and not paid, either by Capital Trust I or by Torchmark under the guarantee, then distributions on those trust preferred securities will continue to accumulate at the then applicable rate, from the date of redemption to the date of actual payment. In this case, the actual payment date will be the date fixed for redemption for purposes of calculating the redemption price.

      Torchmark or its affiliates may at any time and from time to time purchase outstanding trust preferred securities, by tender, in the open market or by private agreement, and may resell trust preferred securities.

     If Capital Trust I is going to redeem fewer than all the trust preferred securities and common securities, then the aggregate liquidation amount of trust preferred and common securities to be redeemed will be allocated approximately 3% to the common securities and 97% to the trust preferred securities, except if an event of default has occurred. In such case, holders of trust preferred securities will be paid first. See "--Subordination of the Common Securities" immediately below for a more complete discussion. The property trustee will select the particular trust preferred securities to be redeemed on this pro rata basis not more than 60 days before the date of redemption by any method the property trustee deems fair and appropriate, or if the trust preferred securities are then held in book-entry form, in accordance with DTC's customary procedures.

Subordination of Common Securities

     Payment of distributions on, and the redemption price of, the trust preferred securities and the common securities, will be made on a proportionate basis, based on the aggregate liquidation amounts of the trust preferred securities and common securities. However, if an event of default under the indenture has occurred and is continuing under the junior subordinated debentures, then no payments may be made on the common securities unless all unpaid amounts due on the trust preferred securities have been paid in full or provided for, as appropriate.

     In the case of any event of default under the trust declaration resulting from an event of default under the indenture, the holder of the common securities will be deemed to have waived any right to act upon the event of default under the trust declaration until the effects of all events of default under the trust declaration regarding the trust preferred securities have been cured, waived or otherwise eliminated. See "Description of the Junior Subordinated Debentures--Indenture Events of Default".

     Until all events of default under the trust declaration regarding the trust preferred securities have been cured, waived or otherwise eliminated, the property trustee will act solely on behalf of the holders of the trust preferred securities and not on behalf of the holder of the common securities, and only the holders of the trust preferred securities will have the right to direct the property trustee to act on their behalf.

Voting Rights

     Except as described in this section, under the Delaware Business Trust Act and the Trust Indenture Act, under "Description of the Trust Preferred Securities Guarantees--Amendments and Assignment" in the accompanying prospectus and as otherwise required by law and the trust declaration, the holders of the trust preferred securities will have no voting rights.

     Holders of a majority in aggregate liquidation amount of the trust preferred securities have the right:

    (1) to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee, or

    (2) upon the property trustee's receipt of a tax opinion to the effect that, as a result of taking any of the specified actions, Capital Trust I will not fail to be classified as a grantor trust for United States federal income tax purposes, to direct the exercise of any trust or power conferred upon the property trustee under the trust declaration, including the right to direct the property trustee, as holder of the junior subordinated debentures, to:

        . exercise the remedies available under the indenture with respect to the junior subordinated debentures;

        . waive any past event of default under the indenture that is waivable;

        . exercise any right to rescind or annul an acceleration of the principal of all the junior subordinated debentures; or

        . consent to any amendment, modification or termination of the indenture or the junior subordinated debentures where such consent shall be required.

      If, however, an event of default under the indenture has occurred and is continuing, holders of 25% of the aggregate liquidation amount of the trust preferred securities then outstanding may direct the property trustee to declare the principal of and interest on the junior subordinated debentures immediately due and payable. In addition, if a consent or action under the indenture requires the consent or action of holders of more than a majority in principal amount of the junior subordinated debentures then outstanding (a "super-majority"), only the holders of at least such super-majority in aggregate liquidation amount of the trust preferred securities then outstanding may direct the property trustee to give its consent or take the action.

      If the property trustee fails to enforce its rights under the junior subordinated debentures, you may sue us directly to enforce the property trustee's rights under the junior subordinated debentures.

      Notwithstanding the foregoing, if an event of default under the trust declaration has occurred and is continuing and the event is attributable to our failure to pay interest or principal on the junior subordinated debentures when due, then you may sue us directly for enforcement of payment to you of amounts owed on the junior subordinated debentures equal to the aggregate liquidation amount of your trust preferred securities (a "Direct Action").

      In a Direct Action initiated by you, our rights, as the holder of the common securities, to receive payments will be subrogated to your rights under the trust declaration by an amount equal to any payment made by us, as the issuer of the junior subordinated debentures, to you in the Direct Action that otherwise would have been paid to us as the holder of the common securities if the common securities had not been junior to the trust preferred securities in that event.

      The holders of the trust preferred securities will not be able to exercise directly any other remedy available to the holders of the junior subordinated debentures.

      If the consent of the property trustee, as the holder of the junior subordinated debentures, is required under the indenture for any amendment, modification or termination of the indenture or the junior subordinated debentures, the property trustee will:

    . request the direction of the holders of the trust preferred securities and common securities regarding the amendment, modification or termination and

    . vote on the amendment, modification or termination as directed by a majority or super-majority, as applicable, in liquidation amount of the trust preferred securities and common securities voting together as a single class.

      A waiver of an event of default under the indenture will constitute a waiver of the corresponding event of default under the trust declaration.

      The procedures by which holders of trust preferred securities may exercise their voting rights are described immediately below under "--Book-Entry Only Issuance--The Depository Trust Company."

Book-entry Only Issuance--The Depository Trust Company

      DTC will act as securities depositary for the trust preferred securities. Capital Trust I will issue one or more fully registered global trust preferred securities certificates in the name of Cede & Co. (DTC's nominee). These certificates will represent the total aggregate number of trust preferred securities. Capital Trust I will deposit these certificates with DTC or a custodian appointed by DTC. Capital Trust I will not issue certificates to you for the trust preferred securities that you purchase, unless DTC's services are discontinued.

      DTC has provided Capital Trust I and Torchmark with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations ("Direct Participants").

      DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies, that clear transactions through or maintain a direct or indirect custodial relationship with a Direct Participant ("Indirect Participants"). The rules applicable to DTC and its participants are on file with the SEC.

      When you purchase trust preferred securities within the DTC system, the purchase must be made by or through a Direct Participant. The Direct Participant will receive a credit for the trust preferred securities on DTC's records. You, as the actual owner of the trust preferred securities, are the "beneficial owner." Your beneficial ownership interest will be recorded on the Direct and Indirect Participants' records, but DTC will have no knowledge of your individual ownership. DTC's records reflect only the identity of the Direct Participants to whose accounts trust preferred securities are credited.

      You will not receive written confirmation from DTC of your purchases. The Direct or Indirect Participant through whom you purchased the trust preferred securities should send you written confirmations providing details of your transactions, as well as periodic statements of your holdings. The participants are responsible for keeping accurate account of the holdings of their customers like you.

      Transfers of ownership interests in the trust preferred securities will be accomplished by entries made on the books of participants acting on behalf of beneficial owners.

      The laws of some states may require that specified purchasers of securities take physical delivery of the securities in definitive form. These laws may impair the ability to transfer beneficial interests in the global certificate representing the trust preferred securities.

      Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, and any statutory or regulatory requirements that may be in effect from time to time.

      Redemption notices will be sent to Cede & Co. If less than all of the trust preferred securities are being redeemed, DTC will reduce each Direct Participant's holdings of trust preferred securities in accordance with its procedures.

      In those cases where a vote by the holders of the trust preferred securities is required, neither DTC nor Cede & Co. will itself consent or vote. Under its usual procedures, DTC would mail an omnibus proxy to Capital Trust I as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the trust preferred securities are credited on the record date, which are identified in a listing attached to the omnibus proxy.

      Capital Trust I will make distribution payments on the trust preferred securities directly to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records, unless DTC has reason to believe that it will not receive payment on such payment date.

      Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name." These payments will be the responsibility of the participant and not of DTC, Capital Trust I or Torchmark.

      Except as provided below, a beneficial owner in a global trust preferred security certificate will not be entitled to receive physical delivery of trust preferred securities. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the trust preferred securities.

      We have obtained the information in this section concerning DTC and DTC's book-entry system from sources that we and Capital Trust I believe to be reliable, but neither we nor they take responsibility for the accuracy of the information.

Discontinuance of the Depositary's Services

      A global trust preferred security certificate will be exchangeable for definitive certificates only if:

    . the depositary notifies Capital Trust I that it is unwilling or unable to continue as depositary for the trust preferred securities and no successor has been appointed,

    . the depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934 at a time when it is required to be so registered to act as depositary, and no successor has been appointed,

    . the regular trustees, with our consent, determine that the global trust preferred security certificate shall be exchanged for definitive certificates, or

    . there shall have occurred and be continuing an event of default under the Junior Indenture.

      Any global trust preferred security certificate that is exchangeable as described above will be exchangeable for definitive certificates registered in the names as the depositary directs. We expect that the instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global trust preferred security certificate.

Certificated Securities

      If the trust preferred securities do not remain in book-entry only form, the following provisions would apply:

    . The property trustee will act as paying agent and may designate an additional or substitute paying agent at any time.

    . Registration of transfers of trust preferred securities will be effected without charge by or on behalf of Capital Trust I, but the registration will require payment, with the giving of such indemnity as Capital Trust I or Torchmark may require, for any tax or other governmental charges that may be imposed.

    . Capital Trust I will not be required to register or cause to be registered the transfer of trust preferred securities after they have been called for redemption.

Miscellaneous

      The regular trustees are authorized and directed to operate Capital Trust I in such a way so that Capital Trust I will not be:

    . required to register as an "investment company" under the Investment Company Act of 1940 or

    . characterized as other than a grantor trust for United States federal income tax purposes.

      We are authorized and directed to conduct our affairs so that the junior subordinated debentures will be treated as indebtedness for United States federal income tax purposes.

      We and the regular trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of Capital Trust I or our articles of incorporation, that either we or the regular trustees determine in either of our discretion to be necessary or desirable to achieve that end, as long as the action does not adversely affect the interests of the holders of the trust preferred securities.

               DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES

      The following, together with the "Description of Debt Securities" in the accompanying prospectus, is a description of the material terms of the junior subordinated debentures. You should also read the indenture dated as of November 2, 2001 (the "Junior Indenture") between us and The Bank of New York, as trustee, and the officer's certificate of one of our executive officers dated November 2, 2001 supplementing the Junior Indenture. We have filed a form of the Junior Indenture as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus form a part, and we will file the officer's certificate with the SEC prior to the sale of the trust preferred securities.

      Under circumstances involving the dissolution of Capital Trust I, the junior subordinated debentures may be distributed to the holders of the trust preferred securities and the common securities in liquidation of Capital Trust
I. See "Description of the Trust Preferred Securities--Liquidation Distribution Upon Dissolution" in the accompanying prospectus. If the junior subordinated debentures are distributed to the holders of trust preferred securities, we will use our reasonable best efforts to have the junior subordinated debentures listed on the New York Stock Exchange or with another organization on which the trust preferred securities are then listed.

General

      We will issue the junior subordinated debentures as unsecured debt under the Junior Indenture. The junior subordinated debentures will be limited in aggregate principal amount to $113,402,075 (or $130,412,400 if the underwriters' overallotment option is exercised in full). This amount equals the sum of the aggregate stated liquidation amount of the trust preferred securities and the amount of capital that we will contribute to Capital Trust I in exchange for the common securities.

      The junior subordinated debentures contain no sinking fund provisions. The entire principal amount of the junior subordinated debentures will mature and become due and payable, together with any accrued and unpaid interest, including Compound Interest and Additional Interest, as we define each below,
if any, on      , 2041.

      If junior subordinated debentures are distributed to holders of trust preferred securities in liquidation of those holders' interests in Capital Trust I, the junior subordinated debentures will initially be issued as a global security. As described in "--Discontinuance of the Depositary's Services" below, under limited circumstances, junior subordinated debentures may be issued in certificated form in exchange for a global security. See "-- Book-Entry and Settlement; Depositary" in this prospectus supplement and "Description of Debt Securities--Registered Global Securities" in the accompanying prospectus.

      If junior subordinated debentures are issued in certificated form, we will issue them in denominations of $25, and integral multiples of $25, and they may be transferred or exchanged at the offices described below.

      We will make payments on junior subordinated debentures issued as a global security to DTC, a successor depositary or, if no depositary is used, to a paying agent for the junior subordinated debentures. If we issue junior subordinated debentures in certificated form, principal and interest will be payable, the transfer of the junior subordinated debentures will be registrable, and junior subordinated debentures will be exchangeable for junior subordinated debentures of other denominations of a like aggregate principal amount, at the corporate trust office of the indenture trustee in New York, New York. At our option, however, we may pay interest by check mailed to the address of the persons entitled to the interest.

      The Junior Indenture does not provide holders of the junior subordinated debentures protection in the event of a highly leveraged transaction involving Torchmark that would adversely affect the holders.

Subordination

      The Junior Indenture provides that the junior subordinated debentures rank subordinate and junior in right of payment to all of our "Senior Indebtedness", as we define it below. We may not make payment of principal, including redemption payments, or interest on the junior subordinated debentures if:

    . any of our Senior Indebtedness is not paid when due and any applicable grace period after the default has ended and the default has not been cured or waived or ceased to exist, or

    . the maturity of any of our Senior Indebtedness has been accelerated because of a default, and the acceleration has not been rescinded.

      Upon any distribution of our assets to creditors upon our dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all principal, premium, if any, and interest due or to become due on all of our Senior Indebtedness must be paid in full before the holders of junior subordinated debentures are entitled to receive or retain any payment.

      If the indenture trustee or any holder of junior subordinated debentures receives any payment or distribution on account of the junior subordinated debentures before all of our Senior Indebtedness is paid in full, then that payment or distribution will be paid over, or delivered and transferred to, the holders of our Senior Indebtedness at the time outstanding.

      The rights of the holders of the junior subordinated debentures will be subrogated to the rights of the holders of our Senior Indebtedness to the extent of any payment we made to the holders of our Senior Indebtedness that otherwise would have been made to the holders of the junior subordinated debentures but for the subordination provisions.

      The term "Senior Indebtedness" means:

    (1) the principal, premium, if any, and interest in respect of:

      .  our indebtedness for money borrowed; and

      . indebtedness evidenced by securities, debentures, bonds or other similar instruments that we issue;

    (2) all of our capital lease obligations;

    (3) all of our obligations issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable arising in the ordinary course of business);

    (4) all of our obligations for reimbursement on any letter of credit, banker's acceptance or similar credit transaction;

    (5) all obligations of the type referred to in clauses (1) through (4) above of other persons, but for which we are responsible or liable to make payment as obligor, guarantor or otherwise; and

    (6) all obligations of the type referred to in clauses (1) through (5) above of other persons secured by any lien on any of our property or assets, whether or not we assume the obligation.

      Notwithstanding (1) through (6) above, the term "Senior Indebtedness" does not include:

    (1) any indebtedness that by its terms is junior or equal to the junior subordinated debentures;

    (2) any indebtedness between or among us or our affiliates, including all other debt securities and guarantees in respect of those debt securities, to:

      . any other Trust, as we define it in the accompanying prospectus, or a trustee of that Trust, and

      . any other trust, or a trustee of that trust, a partnership or other entity affiliated with us that is a financing vehicle of ours and will issue trust preferred securities or other securities that rank equal or junior to the trust preferred securities;

    (3) any indebtedness to our subsidiaries or our employees; and

    (4) trade accounts payable or accrued liabilities arising in the ordinary course of business.

     Our Senior Indebtedness will continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions of the indenture regardless of any amendment, modification or waiver of any term of the Senior Indebtedness.

     The Junior Indenture does not limit how much Senior Indebtedness we can issue. Substantially all of our indebtedness constitutes Senior Indebtedness.

     The junior subordinated debentures also will be effectively junior to all obligations of our subsidiaries.

Interest and Maturity

     The junior subordinated debentures will bear interest at an annual rate of 7 3/4% from the original date of issuance until the principal becomes due and payable at maturity. The junior subordinated debentures will mature on November 2, 2041. Interest is payable quarterly in arrears on February 1, May 1, August 1 and November 1 of each year, beginning February 1, 2002. Interest payments not paid when due will accrue interest, compounded quarterly, at the annual rate of 7 3/4%.

     The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months, and, for any period shorter than a quarter, on the basis of the actual number of days elapsed per 30-day month.

     The interest payment provisions for the junior subordinated debentures correspond to the distribution provisions for the trust preferred securities. See "Description of the Trust Preferred Securities--Distributions" in this prospectus supplement.

Option to Extend Interest Payment Period

     As long as we are not in default on the payment of interest on the junior subordinated debentures, we have the right, at any time and from time to time, to defer payments of interest by extending the interest payment period for a period (an "Extension Period") not exceeding 20 consecutive quarters, but not beyond the maturity date of the junior subordinated debentures. At the end of any Extension Period, we will pay all interest then accrued and unpaid, together with interest on the accrued and unpaid interest as permitted by law ("Compound Interest"), compounded quarterly, at the annual rate of 7 3/4% plus any Additional Interest.

     During any Extension Period:

    . we may not declare or pay any dividends on, make any distribution, or redeem, purchase, acquire or make a liquidation payment on any of our capital stock; and

    . we may not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by us that rank equal or junior to the junior subordinated debentures, or make any guarantee payments on the foregoing.

    The restrictions listed above do not apply to:

    . repurchases, redemptions or other acquisitions of shares of our capital stock in connection with (1) any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants, (2) a dividend reinvestment or shareholder stock purchase plan or (3) the issuance of our capital stock, or securities convertible into or exercisable for our capital stock, as consideration in an acquisition transaction entered into before the Extension Period;

    . an exchange, redemption or conversion of any class or series of our capital stock, or any capital stock of a subsidiary of ours, for any class or series of our capital stock, or of any class or series of our indebtedness for any class or series of our capital stock;

    . the purchase of fractional interests in shares of our capital stock under the conversion or exchange provisions of the capital stock or the security being converted or exchanged;

    . any declaration of a dividend in connection with any shareholder's rights plan, or the issuance of rights, stock or other property under any shareholder's rights plan, or the redemption or repurchase of rights pursuant to the plan;

    . any dividend in the form of stock, warrants, options or other rights where the dividend or the stock issuable upon exercise of the warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equal or junior to that stock; or

    . payments by us under the guarantee of the trust preferred securities or under any similar guarantee by us of any trust common or trust preferred securities of our subsidiaries.

      The restrictions described above will also apply if we default on our obligations under the Junior Indenture relating to the junior subordinated debentures or if we default on our obligations under the guarantee of the trust preferred securities.

      Before termination of any Extension Period, we may further extend the interest payment period. However, the Extension Period, including all previous and further extensions, may not exceed 20 consecutive quarters or extend beyond the maturity date of the junior subordinated debentures. After termination of any Extension Period and the payment of all amounts then due, we may begin a new Extension Period, as described above.

      If the property trustee is the sole holder of the junior subordinated debentures, we will give the regular trustees and the property trustee notice of our selection of an Extension Period one business day before the earlier of:

    . the next date distributions on the trust preferred securities are payable or

    . the date the regular trustees are required to give notice to the New York Stock Exchange, or other applicable self-regulatory organization, or to the holders of record of the trust preferred securities.

      The regular trustees shall give notice of our selection of an Extension Period to the holders of the trust preferred securities.

      If the property trustee is not the sole holder of the junior subordinated debentures, we will give the holders of the junior subordinated debentures notice of our selection of an Extension Period ten business days before the earlier of:

    .  the next interest payment date or

    . the date upon which we are required to give notice to the New York Stock Exchange, or other applicable self-regulatory organization, or to holders of the junior subordinated debentures of the record or payment date of the related interest payment.

      We have no present intention of exercising our right to defer payments of interest by extending the interest payment period on the junior subordinated debentures.

Additional Interest

      If at any time while the property trustee is the holder of the junior subordinated debentures, we shall be required to deduct or withhold on payments to Capital Trust I, or Capital Trust I shall be required to pay, any taxes, duties, assessments or governmental charges of whatever nature, other than withholding taxes on payments to holders of trust preferred securities, imposed by the United States or any other taxing authority, then, in any such case, we will pay as additional interest on the junior subordinated debentures any additional amounts ("Additional Interest") that are required so that the net amounts received and retained by Capital Trust I after paying those taxes, duties, assessments or governmental charges will not be less than the amounts Capital Trust I would have received if those taxes, duties, assessments or governmental charges had not been imposed.

Optional Redemption

      We have the right to redeem the junior subordinated debentures:

    . on or after November 2, 2006, in whole at any time or in part from time to time, or

    . before November 2, 2006, in whole, but not in part, at any time within 90 days following the occurrence and continuation of a Tax Event or an Investment Company Event as described under "Description of the Trust preferred Securities--Redemption" above.

      In either case, the redemption price will equal 100% of the principal amount to be redeemed, plus any accrued and unpaid interest, including any Compound Interest and any Additional Interest, if any, to the date of redemption.

      If a partial redemption of the trust preferred securities resulting from a partial redemption of the junior subordinated debentures would result in the delisting of the trust preferred securities, we may only redeem the junior subordinated debentures in whole.

      We may not redeem fewer than all of the junior subordinated debentures unless we have paid all accrued and unpaid interest on all junior subordinated debentures for all quarterly interest payment periods terminating on or before the date of redemption.

Option to Accelerate Maturity Date

      If a Tax Event described in clause (3) of the definition of "Tax Event" in "Description of the Trust Preferred Securities--Redemption" above occurs, we will have the right, before a dissolution of Capital Trust I, to accelerate the stated maturity of the junior subordinated debentures to the minimum extent required so that interest on the junior subordinated debentures will be deductible for United States federal income tax purposes. In no event may the resulting maturity of the junior subordinated debentures be less than 15 years from the date of original issuance, however.

      We may only accelerate the stated maturity if we have received an opinion of independent counsel experienced in such matters to the effect that:

    . after the acceleration, interest paid on the junior subordinated debentures will be deductible for United States federal income tax purposes;

    . the holders of trust preferred securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the acceleration, and will be taxed under United States federal income tax law in the same amount, in the manner and at the same times as would have been the case if the acceleration had not occurred; and

    . the acceleration will not cause Capital Trust I to be classified as other than a grantor trust for United States federal income tax purposes.

Junior Indenture Events of Default

      If any event of default under the Junior Indenture occurs and is continuing, the property trustee, as the holder of the junior subordinated debentures, will have the right to declare the principal of and the interest on the junior subordinated debentures, including Compound Interest and Additional Interest, if any, and any other amounts payable under the Junior Indenture to be immediately due and payable and to enforce its other rights as a creditor. See "Description of Debt Securities--Events of Default" in the accompanying prospectus for a description of the events of default.

      An event of default under the Junior Indenture also constitutes an event of default under the trust declaration. The holders of trust preferred securities, upon an event of default, have the right to direct the property trustee to exercise its rights as the holder of the junior subordinated debentures. See "Description of the Trust Preferred Securities--Voting Rights" above for a more complete discussion of when holders of trust preferred securities may direct the property trustee to exercise its rights.

Book-Entry And Settlement; Depositary

      If distributed to holders of trust preferred securities in connection with the involuntary or voluntary dissolution, winding-up or liquidation of Capital Trust I, the junior subordinated debentures will be issued in the form of one or more global certificates registered in the name of a depositary or its nominee. Except under the limited circumstances described immediately below under "--Discontinuance of the Depositary's Services," junior subordinated debentures represented by a global security will not be exchangeable for, and will not otherwise be issuable as, securities in definitive form.

      If junior subordinated debentures are distributed to holders of trust preferred securities upon termination of Capital Trust I, DTC will act as securities depositary for the junior subordinated debentures. For a description of DTC and the specific terms of the depositary arrangements, see "Description of the Trust Preferred Securities--Book-Entry Only Issuance--The Depository Trust Company" above.

      As of the date of this prospectus supplement, that description of DTC's book-entry system and DTC's practices as they relate to purchases of, transfers of, notices concerning and payments on the trust preferred securities apply in all material respects to any debt obligations represented by one or more global securities held by DTC.

      We may appoint a successor to DTC or any successor depositary if DTC or such successor depositary is unable or unwilling to continue as a depositary for the global securities.

Discontinuance of the Depositary's Services

      A global security will be exchangeable for junior subordinated debentures registered in the names of persons other than the depositary or its nominee only if:

    . the depositary notifies us that it is unwilling or unable to continue as a depositary for the global security and no successor depositary has been appointed,

    . the depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934 at a time the depositary is required to be so registered to act as depositary, and no successor depositary has been appointed,

    . we, in our sole discretion, determine that the global security shall be exchangeable for definitive certificates or

    . there shall have occurred and be continuing an event of default under the Junior Indenture.

      Any global security that is exchangeable as described above will be exchangeable for junior subordinated debentures registered in the names the depositary directs. We expect that the instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security.

                          DESCRIPTION OF THE GUARANTEE

      The following, together with the "Description of the Trust Preferred Securities Guarantees" in the accompanying prospectus, is a description of the material terms of the guarantee. You should also read the guarantee agreement. We have filed a form of the guarantee agreement as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus form a part.

General

      Pursuant to the guarantee, we will irrevocably and unconditionally agree, to the extent set forth in the guarantee, to pay in full to the holders of the trust preferred securities, the Guarantee Payments, as we define that term below, as and when due, regardless of any defense, right of set-off or counterclaim that Capital Trust I may have or assert.

      The following payments on the trust preferred securities (the "Guarantee Payments"), if not fully paid by Capital Trust I, will be covered by the guarantee, without duplication:

    . any accumulated and unpaid distributions that are required to be paid on the trust preferred securities, if Capital Trust I has funds available to make the payment;

    . the redemption price, if Capital Trust I has funds available to make the payment, for any trust preferred securities called for redemption; and

    . upon a voluntary or involuntary dissolution, winding-up or termination of Capital Trust I, other than in connection with the distribution of junior subordinated debentures to the holders of the trust preferred securities or the redemption of all of the trust preferred securities upon the maturity or redemption of the junior subordinated debentures, the lesser of:

      (1) the aggregate of the $25 liquidation amount and all accumulated and unpaid distributions on the trust preferred securities to the date of payment if Capital Trust I has funds available to make the payment and

      (2) the amount of assets of Capital Trust I remaining available for distribution to holders of the trust preferred securities upon a dissolution and termination of Capital Trust I.

      Our obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by us to the holders of the trust preferred securities or by causing Capital Trust I to pay the amounts to the holders.

      The guarantee of the trust preferred securities will be full and unconditional from the time of issuance, but the guarantee will not apply to any payment of distributions due if Capital Trust I lacks funds legally available for payment as a result of a failure by us to make payments of interest or principal on the junior subordinated debentures.

      If we do not make interest payments on the junior subordinated debentures, Capital Trust I will not pay distributions on the trust preferred securities and will not have funds legally available for payment. In that event, holders of the trust preferred securities would not be able to rely upon the guarantee for payment. Instead, a holder of trust preferred securities would have to rely on the enforcement:

    . by the property trustee of its rights as registered holder of the junior subordinated debentures against Torchmark under the terms of the junior subordinated debentures or

    . by itself of its own rights against Torchmark to enforce payments on the junior subordinated debentures in the event of a default by us in the payment of principal or interest on the junior subordinated debentures. See "Description of the Trust Preferred Securities-- Distributions" above.

      If the guarantee trustee fails to enforce the guarantee, you may, after your written request to the guarantee trustee to enforce the guarantee, sue us directly to enforce the guarantee trustee's rights under the guarantee without first instituting a legal proceeding against Capital Trust I, the guarantee trustee, or any other person or entity.

      Notwithstanding the foregoing, if we have failed to make a guarantee payment, you may directly institute a proceeding against us to enforce the guarantee.

      We are required to file annually with the guarantee trustee an officer's certificate as to our compliance with all conditions under the guarantee.

      The Bank of New York will act as guarantee trustee under the guarantee.

                 UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

General

     This discussion summarizes the opinion of Maynard, Cooper & Gale, P.C., special tax counsel to Torchmark and Capital Trust I ("Tax Counsel"), of the United States federal income tax consequences of the purchase, ownership, and disposition of the trust preferred securities that Tax Counsel anticipates to be material to investors. We have filed the opinion of Tax Counsel as Exhibit
8.1 to the registration statement of which the accompanying prospectus forms a part. Unless otherwise stated, this summary only deals with trust preferred securities held by holders who purchase the trust preferred securities upon original issuance and hold them as a capital asset, which is an asset generally held for investment. Your tax treatment may vary depending on your particular situation.

     This summary does not address:

    . all of the tax consequences that may be relevant to holders who may be subject to special tax treatment such as, for example, financial institutions, insurance companies, broker-dealers, tax-exempt organizations, and, except for the discussion under "Non-U.S. Holders" below, nonresident aliens.

    . the tax consequences to holders that have a functional currency other than the United States dollar,

    . the tax consequences to shareholders, partners or beneficiaries of a holder of trust preferred securities, or

    .  any aspects of state, local or foreign tax laws.

     Tax Counsel's opinion is based on the United States federal income tax law in effect as of the date of this prospectus supplement. These laws may change, possibly on a retroactive basis. Further, the opinion of Tax Counsel is not binding on the Internal Revenue Service or the courts. We urge you to consult your tax advisor as to the particular tax consequences to you of purchasing, owning, and disposing of the trust preferred securities, including the application and effect of United States federal, state, local, foreign and other tax laws.

     For purposes of this discussion, a "U.S. Holder" means a holder of trust preferred securities who is:

    .  a citizen or resident of the United States,

    . a corporation, partnership, or other entity created or organized in or under the laws of the United States or any state of the United States or the District of Columbia,

    . an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or

    . a trust, as to which a United States court is able to exercise primary administrative supervision and that has one or more United States persons who have the authority to control all substantial decisions of the trust.

Classification of The Junior Subordinated Debentures

     The junior subordinated debentures will be classified for United States federal income tax purposes as indebtedness of Torchmark. By accepting the trust preferred securities, you agree to treat the junior subordinated debentures as indebtedness of Torchmark for United States federal income tax purposes and to treat the trust preferred securities as evidence of an indirect beneficial ownership interest in the junior subordinated debentures.

Classification of The Trust

     Capital Trust I will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, for United States federal income tax purposes, you will generally be treated as the owner of an undivided interest in the junior subordinated debentures. As further discussed below, you will be required to include in ordinary income your allocable share of interest, or OID, if any, paid or accrued on the junior subordinated debentures.

Potential Extension of Interest Payment Period And Original Issue Discount

      In general, a debt instrument will be deemed to be issued with OID for United States federal income tax purposes if there is more than a remote contingency that periodic stated interest payments due on the instrument will not be timely paid. Because the exercise by us of our option to defer the payment of stated interest on the junior subordinated debentures would prevent us from declaring dividends on any class of equity, we believe that the likelihood that we would exercise the option is remote.

      As a result, we intend to take the position, based on the advice of Tax Counsel, that the junior subordinated debentures will not be deemed to be issued with OID. Accordingly, based on this position, stated interest payments on the junior subordinated debentures will be includible in your ordinary income at the time that those payments are paid or accrued in accordance with your regular method of accounting. It is possible, however, that the Internal Revenue Service could take the position that the likelihood of exercise of the right to defer payment of stated interest is not remote. In such case, the junior subordinated debentures would be treated as if they were initially issued with OID equal to the total stated interest to be paid over their term. Such OID generally would be includible in your taxable income on an accrual basis over the term of the junior subordinated debentures.

      Exercise of Deferral Option. If we exercise our option to defer the payment of stated interest on the junior subordinated debentures, they would be treated, solely for purpose of the OID rules, as being "re-issued" at that time with OID. Under these rules, you would be required to include OID in ordinary income, on a current basis, over the period that the instrument is held, even though we would not be making any actual cash payments during the extended interest payment period and even though you otherwise may be using the cash method of tax accounting. The amount of OID includible in your taxable income would be determined on the basis of a constant yield method over the remaining term of the instrument, and the actual receipt of future payments of stated interest on the junior subordinated debentures would no longer be separately reported as taxable income. Any OID included in income would increase your adjusted tax basis in the trust preferred securities or the junior subordinated debentures, as the case may be, and your actual receipt of interest payments would reduce your adjusted tax basis.

      Because income on the trust preferred securities will constitute interest income for United States federal income tax purposes, corporate holders of trust preferred securities will not be entitled to claim a dividends received deduction in respect of such income.

Receipt of Junior Subordinated Debentures or Cash Upon Termination of Capital Trust I

      If we exercise our right to terminate Capital Trust I and cause the junior subordinated debentures to be distributed to you on a basis proportionate to your ownership in the trust preferred securities, the distribution would be treated as a nontaxable event to you. In that event, you would have an adjusted tax basis in the junior subordinated debentures that you receive equal to the adjusted tax basis in the trust preferred securities that you surrender, and the holding period of the junior subordinated debentures would include the period during which you held the trust preferred securities. You would continue to include in ordinary income the interest, or OID, if any, paid or accrued on the junior subordinated debentures.

      If, however, Capital Trust I is characterized for United States federal income tax purposes as an association taxable as a corporation at the time of the termination, the distribution of the junior subordinated debentures would be a taxable event to you.

      If we redeem the junior subordinated debentures for cash and Capital Trust I distributes the proceeds of the redemption to you in redemption of your trust preferred securities, the redemption would be treated as a sale of the trust preferred securities in which you would recognize gain or loss as described immediately below.

Sale of Trust Preferred Securities

      Upon the sale of trust preferred securities, you will recognize gain or loss in an amount equal to the difference between your adjusted tax basis in the trust preferred securities and the amount realized in the sale, except for any amount you receive that is attributable to accrued but unpaid interest not previously included in income. Your gain or loss will be capital gain or loss and will be long-term capital gain or loss if you have held the trust preferred securities for more than one year. Capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. If you are an individual you should consult your own tax adviser regarding the capital gains rate applicable to you. Except in the case of individuals, who may apply up to $3,000 of capital losses to offset ordinary income, capital losses generally cannot be applied to offset ordinary income for United States federal income tax purposes.

      The trust preferred securities may trade at a price that does not completely reflect the value of accrued but unpaid interest with respect to the underlying junior subordinated debentures. For example, if you dispose of your trust preferred securities between record dates for payments of distributions you will nevertheless be required to include accrued but unpaid interest on the junior subordinated debentures through the date of disposition in your ordinary income and to add that amount to your adjusted tax basis in the trust preferred securities disposed of.

Non-U.S. Holders

      This summary assumes that a non-U.S. Holder:

    .  is an individual,

    . is not and will not become engaged in a United States trade or business,

    . will not be present in the United States for 183 days or more during any particular taxable year, and

    .  is classified as a nonresident alien under the Internal Revenue Code.

      Distributions made to a holder of trust preferred securities who is a non-U.S. Holder generally will not be subject to withholding of United States federal income tax, if:

    . the beneficial owner of the trust preferred securities does not actually or constructively own 10% or more of the total combined voting power of all of our classes of stock entitled to vote, and

    .  either:

      (1) the beneficial owner of the trust preferred securities certifies to Capital Trust I or its agent, under penalties of perjury, that it is not a United States person by filing the required Internal Revenue Service form(s) ("certification") with Capital Trust I and providing his name, address, and other information required to be reported on such form(s) and/or in accordance with regulations issued under the Internal Revenue Code, or

      (2) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution"), and holds the trust preferred securities in that capacity, certifies to Capital Trust I or its agent, under penalties of perjury, that such certification has been received from the beneficial owner by it or by a Financial Institution between it and the beneficial owner and furnishes Capital Trust I or its agent with a copy of the statement.

      In addition, a non-U.S. Holder of trust preferred securities will not be subject to withholding of United States federal income tax on any gain realized upon the sale or other disposition of a trust preferred security.

Information Reporting and Backup Withholding

      Generally, income on the trust preferred securities and proceeds from the disposition of trust preferred securities will be reported to you on Form 1099, which should be mailed to you by January 31 following each calendar year. Backup withholding at rates specified in the Internal Revenue Code of 1986, as amended, will apply to payments of interest to you if you are a non-exempt U.S. Holder unless you (i) furnish your taxpayer identification number in the manner prescribed in applicable treasury regulations, (ii) certify that such number is correct,
(iii) certify that you are not subject to backup withholding and (iv) meet certain other conditions. The amount of backup withholding from a payment to you may be allowed as a credit against your United States federal tax liability and may entitle you to a refund, provided that the required information is furnished to the IRS.

                              ERISA CONSIDERATIONS

      Each fiduciary of a pension, profit-sharing or other employee benefit plan to which Title I of the Employee Retirement Income Security Act of 1974 ("ERISA") applies (a "Plan"), should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the trust preferred securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

      Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit Plans, as well as individual retirement accounts and Keogh plans to which Section 4975 of the Internal Revenue Code applies (also "Plans"), from engaging in specified transactions involving "plan assets" with persons who are "parties in interest" under ERISA or "disqualified persons" under the Internal Revenue Code ("Parties in Interest") with respect to such Plan. A violation of those "prohibited transaction" rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Internal Revenue Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

      Employee benefit plans that are governmental plans, as defined in Section 3(32) of ERISA, church plans, as defined in Section 3(33) of ERISA, and foreign plans, as described in Section 4(b)(4) of ERISA, generally are not subject to the requirements of ERISA or Section 4975 of the Internal Revenue Code. However, such plans may be subject to rules and regulations similar to those of ERISA under state or local law or the charter of such plans.

      Under a regulation (the "Plan Assets Regulation") issued by the U.S. Department of Labor, the assets of Capital Trust I would be deemed to be "plan assets" of a Plan for purposes of ERISA and Section 4975 of the Internal Revenue Code if a Plan makes an "equity" investment in Capital Trust I and no exception were applicable under the Plan Assets Regulation. An "equity interest" is defined under the Plan Assets Regulation as any interest in an entity (other than an instrument that is treated as indebtedness under applicable local law and which has no substantial equity features) and specifically includes a beneficial interest in a trust.

      Under an exception contained in the Plan Assets Regulation, however, the assets of Capital Trust I would not be deemed to be "plan assets" of investing Plans if the trust preferred securities are "publicly-offered securities"--that is, they are:

    . widely held, i.e., owned by more than 100 investors independent of Capital Trust I and of each other,

    .  freely transferable, and

    . sold to a Plan as part of an offering pursuant to an effective registration statement under the Securities Act of 1933, and then timely registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934.

      We expect that the trust preferred securities will meet the criteria of "publicly-offered securities" above, although no assurance can be given in this regard. The underwriters expect that the trust preferred securities will be held by at least 100 independent investors as of the date of the conclusion of the offering and that the trust preferred securities will be freely transferable. The trust preferred securities will be sold as part of an offering under an effective registration statement under the Securities Act of 1933, and then will be timely registered under the Securities Exchange Act of 1934. However, no assurance can be given that the 100 holder rule will be met at all times following the conclusion of the offering.

      If at any point the 100-shareholder rule is not met and the assets of Capital Trust I were therefore deemed to be "plan assets," the persons providing services to the assets of Capital Trust I may become Parties in Interest with respect to an investing Plan and may be governed by the fiduciary responsibility provisions of Title I of ERISA and the prohibited transaction provisions of ERISA and Section 4975 of the Internal Revenue Code with respect to transactions involving those assets.

      In this regard, if the person or persons with discretionary responsibilities over the junior subordinated debentures or the guarantee were affiliated with us, any such discretionary actions taken regarding those assets could be deemed to constitute a prohibited transaction under ERISA or the Internal Revenue Code (e.g., the use of such fiduciary authority or responsibility in circumstances under which those persons have interests that may conflict with the interests of the investing Plans and affect the exercise of their best judgement as fiduciaries).

      Accordingly, the trust preferred securities may not be purchased or held by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless the purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14.

      Any purchaser or holder of the trust preferred securities or any interest in the trust preferred securities will be deemed to have represented by its purchase and holding that it either:

    . is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with "plan assets" of any Plan; or

    . is exempt from the application of the prohibited transaction rules with respect to such purchase or holding through the application of PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 and/or another prohibited transaction exemption.

      Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the trust preferred securities on behalf of or with "plan assets" of any Plan consult with their counsel regarding the potential consequences if the assets of Capital Trust I were deemed to be "plan assets" and the availability of exemptive relief under applicable U.S. Department of Labor exemptions.

      Purchasers of the trust preferred securities have the exclusive responsibility for ensuring that their purchase and holding of the trust preferred securities does not violate the prohibited transaction rules of ERISA or the Code.

                                  UNDERWRITING

General

      Subject to the terms and conditions of an underwriting agreement, Capital Trust I has agreed to sell to each of the underwriters named below, and each of the underwriters, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated and Salomon Smith Barney Inc. are acting as the representatives, has severally agreed to purchase from Capital Trust I, the number of trust preferred securities set forth opposite its name below:

                                                                  Number of
                                                               Trust Preferred
          Underwriter                                            Securities
          -----------                                          ---------------
     Merrill Lynch, Pierce, Fenner & Smith
              Incorporated....................................    1,126,680
     Morgan Stanley & Co. Incorporated........................    1,126,660
     Salomon Smith Barney Inc.................................    1,126,660
     Banc of America Securities LLC...........................      100,000
     Banc One Capital Markets, Inc. ..........................      100,000
     First Union Securities, Inc. ............................      100,000
     J.P. Morgan Securities Inc. .............................      100,000
     Quick & Reilly, Inc. ....................................      100,000
     SunTrust Capital Markets, Inc............................      100,000
     ABN AMRO Incorporated....................................       20,000
     BB&T Capital Markets, A division of Scott and
      Stringfellow, Inc. .....................................       20,000
     Bear, Stearns & Co. Inc. ................................       20,000
     BNY Capital Markets, Inc. ...............................       20,000
     Dain Rauscher Incorporated...............................       20,000
     Deutsche Banc Alex. Brown Inc. ..........................       20,000
     Fahnestock & Co. Inc. ...................................       20,000
     Gruntal & Co., L.L.C. ...................................       20,000
     H&R Block Financial Advisors, Inc. ......................       20,000
     HSBC Securities (USA) Inc. ..............................       20,000
     J.J.B. Hilliard, W.L. Lyons, Inc. .......................       20,000
     Legg Mason Wood Walker, Incorporated.....................       20,000
     McDonald Investments Inc. ...............................       20,000
     Morgan Keegan & Company, Inc. ...........................       20,000
     Raymond James & Associates, Inc. ........................       20,000
     Charles Schwab & Co., Inc. ..............................       20,000
     SWS Securities, Inc. ....................................       20,000
     Southtrust Securities, Inc. .............................       20,000
     Sterne, Agee & Leach, Inc. ..............................       20,000
     TD Securities (USA) Inc. ................................       20,000
     U.S. Bancorp Piper Jaffray Inc. .........................       20,000
                                                                  ---------
          Total...............................................    4,400,000
                                                                  =========

      In the underwriting agreement, the several underwriters have agreed, subject to the terms and conditions set forth in that agreement, to purchase all of the trust preferred securities offered hereby if any of the trust preferred securities are purchased. In the event of default by an underwriter, the underwriting agreement provides that, in certain circumstances, the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

      We and Capital Trust I have agreed with the underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute with respect to payments which the underwriters may be required to make.

      The underwriters are offering the trust preferred securities subject to prior sale, when, as and if issued and accepted by them, subject to approval of legal matters by their counsel, including the validity of the trust preferred securities, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

      First Union Securities, Inc. ("FUSI"), a subsidiary of Wachovia Corporation, conducts its investment banking, institutional, and capital markets businesses under the trade name of Wachovia Securities. Any references to "Wachovia Securities" in this prospectus supplement, however, do not include Wachovia Securities, Inc., a separate broker-dealer subsidiary of Wachovia Corporation and sister affiliate of FUSI which may or my not be participating as a separate selling dealer in the distribution of the trust preferred securities.

      Certain of the underwriters and their affiliates have in the past and may in the future engage in transactions with, or perform services for, us in the ordinary course of their businesses.

Commissions and Discounts

      The underwriters have advised us that they propose to offer the trust preferred securities to the public initially at $25 per trust preferred security and to dealers at that price less a concession not in excess of $.50 per trust preferred security. The underwriters may allow, and such dealers may reallow, a discount not in excess of $.45 per trust preferred security to certain dealers. After the initial public offering, the public offering price, concession and discount may be changed.

      Because the proceeds from the sale of the trust preferred securities and the common securities will be used to purchase the junior subordinated debentures, we have agreed to pay to the underwriters an underwriting commission of $.7875 per trust preferred security (or a total of $3,465,000).

      We will pay all expenses, estimated to be approximately $425,000, associated with the offer and sale of the trust preferred securities.

Overallotment Option

      We have granted an option to the representatives, on behalf of the underwriters, exercisable within 30 days from the date of this prospectus supplement, to purchase up to an additional 660,000 trust preferred securities at the initial public offering price set forth on the cover page of this prospectus supplement, less the underwriting commission set forth on the cover page of this prospectus supplement. The representatives may exercise this option solely to cover overallotments, if any, made on the sale of the trust preferred securities offered hereby.

New York Stock Exchange Listing

      Before this offering, there was no established public trading market for the trust preferred securities. We have applied for the listing of the trust preferred securities on the New York Stock Exchange under the symbol "TMK PrT". Trading of the trust preferred securities on the New York Stock Exchange is expected to begin within 30 days after they are first issued. As part of the requirements for listing the trust preferred securities on the New York Stock Exchange, the underwriters have agreed to sell the trust preferred securities to a minimum of 400 beneficial holders. The representatives have advised us that they intend to make a market in the trust preferred securities prior to the commencement of trading on the New York Stock Exchange. However, the representatives are not obligated to do so and may discontinue market making at any time without notice. We cannot give any assurance that a liquid trading market for the trust preferred securities will be available.

No Sales of Similar Securities

      We and Capital Trust I have agreed, during a period of 90 days from the date of the pricing of the trust preferred securities, not to offer, sell, contract to sell, grant any option for the sale of, or otherwise dispose of any trust preferred securities or junior subordinated debentures, any other beneficial interests of Capital Trust I or any of our securities that are substantially similar to the trust preferred securities or the junior subordinated debentures, including the guarantee, and including, but not limited to, any securities that are convertible into or exercisable or exchangeable for or that represent the right to receive trust preferred securities or junior subordinated debentures or any such substantially similar securities of either Capital Trust I or ours (except the junior subordinated debentures and the trust preferred securities offered by this prospectus supplement), without the prior written consent of the representatives.

Settlement

      It is expected that delivery of the trust preferred securities will be made against payment therefor on or about the date specified in the last paragraph of the cover page of this prospectus supplement.

Price Stabilization and Short Positions

      In connection with the sale of the trust preferred securities, SEC rules permit the underwriters to engage in transactions that stabilize the price of the trust preferred securities. These transactions may include purchases for the purpose of fixing or maintaining the price of the trust preferred securities.

      The underwriters may create a short position in the trust preferred securities in connection with this offering. That means they may sell a larger number of the trust preferred securities than is shown on the cover page of this prospectus supplement. If they create a short position, the underwriters may purchase trust preferred securities in the open market to reduce the short position.

      If the underwriters purchase the trust preferred securities to stabilize the price or to reduce their short position, the price of the trust preferred securities could be higher than it might be if they had not made such purchases. The underwriters make no representation or prediction about any effect that the purchases may have on the price of the trust preferred securities.

      The underwriters may suspend any of these activities at any time.

Penalty Bids

      The representatives also may impose a penalty bid on certain underwriters and selling group members. This means that, if the representatives purchase trust preferred securities in the open market to reduce the underwriters' short position or to stabilize the price of the trust preferred securities, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those trust preferred securities as part of this offering.

                                 LEGAL MATTERS

      The validity of the junior subordinated debentures and the guarantee and United States federal income taxation matters will be passed upon for Torchmark by Maynard, Cooper & Gale, P.C., Birmingham, Alabama. Legal matters will be passed upon for the underwriters by Davis Polk & Wardwell, New York, New York. Certain matters of Delaware law relating to the validity of the trust preferred securities and the formation of Capital Trust I will be passed upon by Morris, Nichols, Arsht & Tunnell, Wilmington, Delaware, special Delaware counsel to Torchmark and Capital Trust I.

                                    EXPERTS

      The financial statements incorporated in this prospectus supplement by reference from Torchmark's Annual Report on Form 10-K for the year ended December 31, 2000 as it relates to the years ended December 31, 2000 and 1999, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated in this prospectus supplement by reference. Such financial statements are incorporated by reference into this prospectus supplement in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      The financial statements incorporated in this prospectus supplement by reference from Torchmark's Annual Report on Form 10-K for the year ended December 31, 2000 as it relates to the year ended December 31, 1998, have been audited by KPMG LLP, independent auditors, as stated in their report incorporated in this prospectus supplement by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Prospectus
$300,000,000

                                        TORCHMARK CAPITAL TRUST I
                                        TORCHMARK CAPITAL TRUST II
[LOGO OF TORCHMARK CORPORATION]

Preferred Stock, Depositary Shares      Trust Preferred Securities Guaranteed by
and Debt Securities                     Torchmark Corporation

--------------------------------------------------------------------------------
TORCHMARK CORPORATION

  .  may sell preferred stock to the public;

  .  may sell depositary shares representing preferred stock to the public;

  .  may sell debt securities to the public; and

  . will fully and unconditionally guarantee the payment by each trust of any trust preferred securities based on its obligations under a guarantee, a trust declaration and an indenture.

  . our principal executive offices are located at 2001 Third Avenue South, Birmingham, Alabama 35233, and our Telephone number is (205) 325-4200

THE TRUSTS

   Torchmark Capital Trust I and Torchmark Capital Trust II may:

  .  sell trust preferred securities to the public;

  .  sell trust common securities to Torchmark;

  . use the proceeds from these sales to buy an equal amount of debt securities of Torchmark; and

  . distribute the cash payments it receives on the debt securities it owns to the holders of the trust preferred and trust common securities.

   We urge you to read carefully this prospectus and the accompanying prospectus supplement, which will describe the specific terms of the securities being offered to you, before you make your investment decision.

  Investing in the securities involves risks. See "Risk Factors" beginning on page 3.

--------------------------------------------------------------------------------
   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------

   This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

                                 November 30, 1999

                                 TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Risk Factors.............................................................   3
Forward-Looking Statements...............................................   6
Torchmark Corporation....................................................   7
The Trusts...............................................................   7
Use of Proceeds..........................................................   8
Ratio of Earnings from Continuing Operations to Combined Fixed Charges
 and Preferred Stock Dividends...........................................   8
Description of Securities................................................   9
Description of Capital Stock.............................................   9
Description of Depositary Shares.........................................  12
Description of the Trust Preferred Securities............................  15
Description of Debt Securities...........................................  21
Description of the Trust Preferred Securities Guarantees.................  29
Relationship Among the Trust Preferred Securities, the Trust Preferred
 Securities Guarantee and
 the Debt Securities Held by Each Trust..................................  31
Plan of Distribution.....................................................  32
Legal Opinions...........................................................  32
Experts..................................................................  33
Where You Can Find More Information......................................  33

                                  RISK FACTORS

   Investing in securities offered by this prospectus involves certain risks. Any of the following risks could materially adversely affect our business operating results and financial condition and could result in a loss of your investment. You should carefully consider the following risks as well as the other information contained or incorporated by reference in this prospectus before purchasing the securities.

   In this prospectus, "we", "us", "our" and "Torchmark" refer to Torchmark Corporation. Unless the context otherwise requires, "Trusts" refers to Torchmark Capital Trust I and Torchmark Capital Trust II.

We Operate in a Mature, Highly Competitive Industry, Which Could Limit Our Ability to Gain or Maintain Our Position.

   Life and health insurance is a mature industry. In recent years, the industry has experienced virtually no growth in life insurance sales, though the aging population has increased the demand for retirement savings products. Insurance is a highly competitive industry and we encounter significant competition in all lines of business from other insurance companies, many of which have greater financial resources than us, as well as competition from other providers of financial services.

   The life and health insurance industry is consolidating, with larger, more efficient organizations emerging from consolidation. Also, mutual insurance companies are converting to stock ownership which will give them greater access to capital markets than in the past.

   Our ability to compete is dependent upon, among other things, our ability to attract and retain distribution channels to market our insurance and investment products, our ability to develop competitive and profitable products, our ability to maintain low unit costs, and our maintenance of strong financial strength ratings from rating agencies.

A Ratings Downgrade Could Adversely Affect Our Ability to Compete.

   Ratings are an important factor in our competitive position. Rating organizations periodically review the financial performance and condition of insurers, including our insurance subsidiaries. A downgrade in the ratings of our insurance subsidiaries could adversely affect their ability to sell their products and their ability to compete for attractive acquisition opportunities.

   Rating organizations assign ratings based upon several factors. While most of the considered factors relate to the rated company, some of the factors relate to general economic conditions and circumstances outside the rated company's control. For the past several years rating downgrades in the industry have exceeded upgrades.

Declining Interest-Rates Could Negatively Affect Our Spread Income.

   Sudden and/or significant changes in interest rates expose insurance companies to the risk of not earning anticipated spreads between the interest rate earned on investments and the credited rates paid on outstanding policies. Declining interest rates can negatively affect our spread income. While we attempt to manage our investments to preserve spread income, we can give no assurance that a significant decline in interest rates will not materially affect such spreads. In addition, lower interest rates may result in lower sales of our insurance and investment products.

Regulatory Changes Could Adversely Affect Our Business.

   Our insurance subsidiaries are subject to government regulation in each of the states in which they conduct business. State agencies have broad administrative power over many aspects of the insurance business, which may include premium rates, marketing practices, advertising, licensing agents, policy forms, capital adequacy and permitted investments. Government regulators are concerned primarily with the protection of policyholders rather than our shareholders. Insurance laws, regulations and policies currently affecting us and our subsidiaries may change at any time having an adverse effect on our business. Furthermore, we cannot predict the timing or form of any future regulatory initiatives.

   Medicare Supplement insurance constitutes a significant portion of our health insurance business. Because of increasing medical cost inflation and concerns about the solvency of the Medicare program, it is likely that changes will be made to the Medicare program in the future. These changes could have an adverse effect on our business.

The Tax Treatment of Our Policyholders' Earnings Could Change.

   Under the Internal Revenue Code of 1986, as amended, income tax payable by policyholders on investment earnings is deferred during the accumulation period of certain life insurance and annuity products. This favorable tax treatment may give certain of our products a competitive advantage over other non-insurance products. To the extent that the internal revenue code is revised to reduce the tax-deferred status of life insurance and annuity products, or to increase the tax-deferred status of competing products, all life insurance companies, including our subsidiaries, would be adversely affected with respect to their ability to sell such products, and, depending on grandfathering provisions, the surrenders of existing annuity contracts and life insurance policies.

Industrywide Litigation Concerning Sales Practices, Agent Misconduct, Failure to Supervise Agents, and Other Matters Could Result in Substantial Judgments Against Us.

   A number of civil jury verdicts have been returned against insurers in the jurisdictions in which we do business involving the insurers' sales practices, alleged agent misconduct, failure to properly supervise agents, and other matters. Increasingly these lawsuits have resulted in the award of substantial judgments against the insurer that are disproportionate to the actual damages, including material amounts of punitive damages. In some states, including Alabama, juries have substantial discretion in awarding punitive damages which creates the potential for unpredictable material adverse judgments in any given punitive damages suit. We, like other insurers, in the ordinary course of business, are involved in such litigation or alternatively in arbitration. The outcome of any such litigation or arbitration cannot be predicted with certainty. In addition, in some class action and other lawsuits involving insurers' sales practices, insurers have made material settlement payments.

Our Investments are Subject to Market Risks.

   Our invested assets are subject to customary risks of defaults and changes in market values. Factors that may affect the overall default rate on, and market value of, our invested assets include interest rate levels, financial market performance, and general economic conditions, as well as particular circumstances affecting the businesses of individual borrowers and tenants.

Anti-takeover Provisions in Our Governing Documents and Delaware Law Could Prevent or Delay a Change in Control of Torchmark.

   Our governing documents contain provisions that make it more difficult to implement corporate actions that may have the effect of delaying, deterring or preventing a change in control. A stockholder might consider a change in control in his or her best interest because he or she might receive a premium for his or her common stock. Examples of these provisions include:

  . a vote of more than 80% of the outstanding voting stock is required for stockholders to amend specified provisions of the governing documents;

  . our board of directors is divided into three classes, each serving three-year terms;

  . members of our board of directors may be removed only for cause and only upon the affirmative vote of at least 80% of the outstanding voting stock; and

  . a vote of more than 80% of the outstanding voting stock is required to approve specified transactions between us and any person or group that owns at least 10% of our voting stock.

   Our board of directors has the ability, without stockholder action, to issue shares of preferred stock that could, depending on their terms, delay, discourage or prevent a change in control of Torchmark. In addition, the Delaware General Corporation Law, under which we are incorporated, contains provisions that impose restrictions on business combinations such as mergers between us and a holder of 15% or more of our voting stock. You should read the "Description of Securities" section for a more complete description of these provisions.

Year 2000 Computer Compliance Issues May Adversely Affect Us.

   The new millennium poses a significant concern to all businesses which use computer systems or electronic data in their operations. This concern arises because the computer systems and programs used by organizations cannot always identify a proper date. For many years, programs were written using a two digit code to represent a year. At the beginning of the year 2000, more digits are needed to accurately determine the date in these programs. Without addressing this issue, many computer programs could fail or produce erroneous results. Additionally, companies which are electronically engaged with other businesses or which rely on other businesses for services are exposed to risk of failure by the electronic devices and computer systems of those other entities which are not Year 2000 compliant. The potential of failure of these systems creates considerable uncertainty and could potentially adversely affect the ongoing operations and stability of a business.

   Torchmark is exposed to these risks should its computer systems fail due to date-related problems. We are also reliant on a number of third party businesses and governmental agencies with which we either interact electronically or depend upon for services in the conduct of our business. These institutions include but are not limited to banks, financial institutions, telecommunication companies, utilities, mail delivery organizations, and a variety of governmental agencies. Should our computer systems or the systems of our third-party business partners not be compliant, we may be exposed to considerable risks, including business interruption, loss of revenue, increased expense, loss of policyholders, and litigation.

   To reduce our business risk to an acceptable level, we have established a project plan to insure that our business-critical computer systems will be Year 2000 compliant. This plan also addresses third-party compliance issues. Under the direction of executive management, objectives and timetables have been set forth to achieve compliance in each geographic location where Torchmark operates. Progress toward achieving those objectives is constantly monitored. We currently expect the entire project, including all Year 2000 testing activities, to be completed during 1999.

   As of June 30, 1999, Torchmark remains on schedule to meet all of its Year 2000 compliance requirements. All known required software changes have been completed, and further testing currently in process is planned to be completed in 1999. With regard to third party concerns, we have in process the following procedures:

    (1) We are confirming, with our software vendors, the Year 2000 readiness of our purchased software packages on all of our computer platforms;

    (2) We are verifying the Year 2000 compliance status of our financial business partners' computer and data communications systems to insure readiness, including data interface testing with third parties; and

    (3) All of our electronic operational systems (telephones, security, utility, environmental) are being evaluated for Year 2000 compliance.

   There can be no assurances that our Year 2000 efforts will be successful, that interactions with other service providers with Year 2000 issues will not impair our operations, or that the Year 2000 issue will not otherwise adversely affect us.

   Should some of our systems not be available due to Year 2000 problems, in a reasonably likely worst case scenario, we may experience significant delays in our ability to perform certain functions, but we do not expect an inability to perform critical functions or to otherwise conduct business. However, other worst case scenarios, depending upon their duration, could have a material adverse effect on us and our operations.

Our Ability to Pay Principal, Interest and/or Dividends on Offered Securities is Limited by the Amounts Our Subsidiaries May Pay to Us.

   Our ability to pay principal and interest on any Debt Securities or dividends on any Preferred Stock is affected by the ability of our insurance company subsidiaries, our principal sources of cash flow, to declare and distribute dividends on their common stock and preferred stock held by us. Our insurance company subsidiaries are subject to various state statutory and regulatory restrictions, applicable to insurance companies generally, that limit the amount of cash dividends, loans and advances that those subsidiaries may pay to us. For example, under certain state insurance laws, an insurance company generally may pay dividends only out of its unassigned surplus as reflected in its statutory financial statements filed in that state.

   We can give no assurance that more stringent restrictions will not be adopted from time to time by states in which our insurance subsidiaries are domiciled, which could have the effect, under certain circumstances, of significantly reducing dividends or other amounts payable to us by such subsidiaries without affirmative prior approval by state insurance regulatory authorities. In addition, we rely on our ability to increase our premiums based upon a number of factors including loss experience. Our inability to obtain approval of rate increases in a timely manner from state insurance regulatory authorities could adversely impact our business and the ability of our insurance subsidiaries to declare and distribute dividends.

   Our results may vary from year to year on account of fluctuations in policy claims received by us. A significant increase in policy claims could adversely impact our business and the ability of our insurance subsidiaries to declare and distribute dividends.

   In the event of the insolvency, liquidation, reorganization, dissolution or other winding-up of one of our insurance subsidiaries, all creditors of such subsidiary, including holders of life and health insurance policies, would be entitled to payment in full out of the assets of such subsidiary before we, as shareholder, would be entitled to any payments. Creditors of subsidiaries would have to be paid in full before our creditors, including holders of debt securities, and would be entitled to receive any payment from the assets of such subsidiary.

                           FORWARD-LOOKING STATEMENTS

   This prospectus and the information incorporated by reference include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934 that reflect Torchmark's current view with respect to future events and financial performance. Some of the forward-looking statements can be identified by the use of forward-looking words such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "estimates," or "anticipates" or the negative of those words or other comparable terminology. These forward-looking statements are subject to inherent risks and uncertainties, including those identified in "Risk Factors," as well as those noted in the documents incorporated by reference which could cause actual results to differ materially from historical results or anticipated results. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. Torchmark undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to projections over time.

                             TORCHMARK CORPORATION

   Torchmark is an insurance and diversified financial services holding company that provides individual life and supplemental health insurance and related products. Torchmark was incorporated in Delaware on November 19, 1979. It is the ultimate parent company of Liberty National Life Insurance Company, Globe Life And Accident Insurance Company, United American Insurance Company, United Investors Life Insurance Company, and American Income Life Insurance Company. Torchmark's principal executive offices are located at 2001 Third Avenue South, Birmingham, Alabama 35233, and its telephone number is (205) 325-4200.

                                   THE TRUSTS

   We created two Delaware business trusts by executing, as sponsor, two Declarations of Trust with four appointed trustees for each trust. The trusts are named Torchmark Capital Trust I and Torchmark Capital Trust II (each, a "Trust"). Prior to the issuance of trust preferred securities, we will file an Amended and Restated Declaration of Trust for the Trust that will issue the trust preferred securities. The trust declaration will state the terms and conditions for the Trust to issue and sell its preferred securities and its common securities. A form of trust declaration is filed as an exhibit to the registration statement of which this prospectus is a part.

   Each Trust will exist solely to:

  .  issue and sell its trust preferred and trust common securities;

  . use the proceeds from the sale of its trust preferred and trust common securities to purchase a series of our debt securities; and

  . engage in other activities that are necessary or incidental to these purposes.

   We will purchase all of the trust common securities of each Trust. Unless otherwise stated in the applicable prospectus supplement, the trust common securities will represent an aggregate liquidation amount equal to at least 3% of each Trust's total capitalization. The trust preferred securities will represent the remaining approximately 97% of such Trust's total capitalization. The trust common securities will have terms substantially identical to, and will rank equal in priority of payment with, the trust preferred securities. However, if an event of default under the related trust declaration has occurred, then cash distributions and liquidation, redemption and other amounts payable on the trust common securities will rank lower in priority of payment than the trust preferred securities.

   We will guarantee the trust preferred securities as described later in this prospectus and the applicable prospectus supplement.

   We have appointed four trustees to conduct the Trusts' business and affairs:

  .  Bank One Delaware, Inc. as the Delaware trustee; and

  .  three officers of Torchmark as the regular trustees.

   Only Torchmark, as the only holder of the trust common securities of each Trust, can remove or replace the trustees. In addition, we can increase or decrease the number of trustees. The majority of trustees, however, will always be regular trustees.

   We will pay all fees and expenses related to each Trust and to each offering of the related preferred securities, except each Trust will pay for its obligations under the related trust preferred and trust common securities.

   The Trusts will not have separate financial statements. The statements would not be material to holders of the preferred securities because the Trusts will not have any independent operations. The Trusts exist solely for the reasons stated above.

                                USE OF PROCEEDS

   The net proceeds of the sale of the trust common and trust preferred securities issued by each Trust will be invested by the applicable Trust in the related series of our debt securities. Unless otherwise stated in the applicable prospectus supplement, we intend to use those proceeds, in addition to the net proceeds of any securities sold by us, for possible repurchases of our outstanding securities and for general corporate purposes, including working capital, repayment of bank debt, acquisitions and other business opportunities.

   RATIO OF EARNINGS FROM CONTINUING OPERATIONS TO COMBINED FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS

   The following table presents the ratio of earnings from continuing operations to combined fixed charges and preferred stock dividends for Torchmark for the periods indicated.

                                                             Six  Months Ended
                                    Years Ended December 31,     June 30,
                                    ------------------------ -----------------
                                    1994 1995 1996 1997 1998       1999
                                    ---- ---- ---- ---- ---- -----------------
Ratio of earnings from continuing
 operations to combined fixed
 charges and preferred stock
 dividends:
Excluding interest credited on
 deposit products.................. 4.8  4.4  5.2  5.3  6.9
Including interest credited on
 deposit products.................. 3.1  2.8  3.1  3.1  3.8

   For purposes of computing these ratios, earnings represent consolidated income before income taxes and fixed charges. Combined fixed charges represent interest expense, including interest credited on deposit products where indicated, and that portion of rental expense deemed representative of the interest factor. The denominator is increased for preferred stock dividend requirements which represent the amount of pre-tax earnings required to cover such dividend requirements.

                           DESCRIPTION OF SECURITIES

   This prospectus contains a summary of our preferred stock, depositary shares, debt securities, preferred securities of the Trusts, and preferred securities guarantees of Torchmark relating to each Trust. The securities issued by the Trusts will be identical to each individual Trust, except as otherwise described in the prospectus supplement for such securities. These summaries are not meant to be a complete description of each security. However, this prospectus and the accompanying prospectus supplement contain the material terms and conditions for each security.

                          DESCRIPTION OF CAPITAL STOCK

   The following descriptions of our capital stock are not complete. You should also read our Restated Certificate of Incorporation, as amended, our Bylaws and the Delaware General Corporation Law. We have filed copies of the Restated Certificate of Incorporation and the Bylaws with the SEC. These documents are incorporated by reference into the registration statement of which this prospectus is a part.

   We have 325,000,000 shares of capital stock authorized, of which 320,000,000 shares are common stock and 5,000,000 shares are preferred stock. As of June 30, 1999, we had 133,257,162 shares of common stock issued and outstanding, and 299,493 shares of our preferred stock were issued and outstanding.

Preferred Stock

   We are authorized to issue 5,000,000 shares of preferred stock, 299,493 shares of which currently are issued and outstanding. The following is a general description of the terms of our preferred stock. The particular terms of any series of preferred stock offered hereby will be set forth in a prospectus supplement relating to such securities. The rights, preferences, privileges and restrictions, including dividend rights, voting rights, terms of redemption and liquidation preferences, of the preferred stock of each series will be fixed or designated pursuant to a certificate of designations adopted by our Board of Directors or a duly authorized committee of our board. The description of preferred stock set forth below and the description of the terms of a particular series of preferred stock that will be set forth in a prospectus supplement do not purport to be complete and are qualified in their entirety by reference to the certificate of designations relating to such series. In all respects, regardless of series, the preferred stock will rank in preference to Torchmark's common stock as to payment of dividends and as to distribution of assets of Torchmark upon the liquidation, dissolution or winding up of Torchmark. Upon issuance against full payment of their purchase price, shares of preferred stock will be fully paid and nonassessable.

   Dividends. Holders of a series of preferred stock will be entitled to receive, when, as and if declared by our Board of Directors out of any funds legally available for that purpose, dividends in cash at such rates, payable on such dates in each year and in respect of such dividend periods, as stated in Torchmark's Restated Certificate of Incorporation or the certificate of designations for that series of preferred stock, before any dividends may be declared, paid or set apart for payment upon the common stock or any other class of stock ranking junior to that series of preferred stock. No dividend may be declared or paid on any series of preferred stock unless at the same time a dividend in like proportion to the designated dividend amounts has been declared or paid on each other series of preferred stock then issued and outstanding ranking prior to or on a parity with that particular series with respect to the payment of dividends. Dividends on preferred stock may be either cumulative or noncumulative.

   Liquidation Preference. In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, holders of preferred stock of each series (if any shares thereof are then issued and outstanding) will be entitled to payment of the applicable liquidation price or prices plus accrued dividends, out of our available assets, in preference to the holders of common stock or any other class of stock ranking junior to such series of preferred stock upon liquidation, dissolution or winding up.

   Redemption and Conversion. Each series of preferred stock will be subject to redemption, if applicable, on such terms, at such prices and on such dates as may be set forth in the applicable certificates of designations. The preferred stock will not be convertible.

   Voting Rights. The holders of the preferred stock have no voting rights except as specifically required by statute and except for certain voting rights specifically provided in Torchmark's Restated Certificate of Incorporation or the certificates of designations creating the various series of such stock. Voting rights of the preferred stock will be noncumulative.

Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Restated Certificate of Incorporation and Bylaws

Delaware Law

   As a corporation organized under the laws of the State of Delaware, we are subject to Section 203 of the Delaware General Corporation Law, which restricts specified business combinations between us and an "interested stockholder" or its affiliates or associates for a period of three years following the time that the stockholder becomes an "interested stockholder." In general, an "interested stockholder" is defined for purposes of Delaware law as a stockholder owing 15% or more of our outstanding voting stock. The restrictions do not apply if:

  . prior to an interested stockholder becoming such, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  . upon completion of the transaction which resulted in any person becoming an interested stockholder, such interested stockholder owns at least 85% of our voting stock outstanding at the time the transaction commenced, excluding shares owned by employee stock ownership plans and persons who are both directors and officers of Torchmark; or

  . at or subsequent to the time an interested stockholder becomes such, the business combination is both approved by our board of directors and authorized at an annual or special meeting of our stockholders, not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

   Under some circumstances, Section 203 makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed under Section 203. Our Restated Certificate of Incorporation does not exclude us from the restrictions imposed under Section 203. It is anticipated that the provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board of directors since the stockholder approval requirement would be avoided if a majority of the directors then in office approves, prior to the date on which a stockholder becomes an interested stockholder, either the business combination or the transaction which results in the stockholder becoming an interested stockholder.

Restated Certificate of Incorporation and Bylaw Provisions

   The summary below describes certain provisions of our Restated Certificate of Incorporation and Bylaws which may have the effect, either alone or in combination with the provisions of Section 203 discussed above, of making more difficult or discouraging a tender offer, proxy contest or other takeover attempt that is opposed by our board of directors but that a stockholder might consider to be in such stockholder's best interest. Those provisions include:

  .  restrictions on the rights of stockholders to remove directors;

  . prohibitions against stockholders calling a special meeting of stockholders or acting by unanimous written consent in lieu of a meeting; and

  . restrictions on business combination transactions with "interested stockholders."

   Number of Directors; Classified Board of Directors; Removal; Filling Vacancies. Our Bylaws provide that the number of directors shall consist of not less than seven nor more than 15 persons which exact number shall be fixed by a majority vote of the board of directors. The board of directors are divided into three classes with the classes to be as nearly equal in number as possible. The directors serve three year terms.

   Our Bylaws provide that any vacancies will be filled by the affirmative vote of a majority of the remaining directors, or if all directors have been removed, by a majority vote of the stockholders. Accordingly, absent an amendment to the Bylaws, our board of directors could prevent any stockholder from enlarging the board of directors and filling the new directorships with such stockholder's own nominees. Moreover, our Bylaws provide that directors may be removed only for cause and only upon the affirmative vote of holders of at least 80% of our voting stock.

   The classification of directors could have the effect of making it more difficult for stockholders to change the composition of the board of directors. At least two annual meetings of stockholders, instead of one, are generally required to effect a change in a majority of the board of directors. Such a delay may help ensure that our directors, if confronted by a holder attempting to force a proxy contest, a tender or exchange offer, or an extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interest of the stockholders. The classification provisions will apply to every election of directors, however, regardless of whether a change in the composition of the board of directors would be beneficial to us and our stockholders and whether or not a majority of our stockholders believe that such a change would be desirable.

   The classification provisions could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of Torchmark, even though such an attempt might be beneficial to us and our stockholders. The classifications of the board of directors could thus increase the likelihood that incumbent directors will retain their positions. In addition, because the classification provisions may discourage accumulations of large blocks of our stock by purchasers whose objective is to take control of Torchmark and remove a majority of the board of directors, the classification of the board of directors could tend to reduce the likelihood of fluctuations in the market price of the common stock that might result from accumulations of large blocks of our stock. Accordingly, stockholders could be deprived of opportunities to sell their shares of common stock at a higher market price than might otherwise be the case.

   No Stockholder Action by Written Consent; Special Meetings. Our Bylaws provide that stockholder action can be taken only at an annual or special meeting of stockholders, and stockholder action may not be taken by written consent in lieu of a meeting. Special meetings of stockholders can be called only by our board of directors by a resolution adopted by a majority of the board of directors, upon not less than ten nor more than 60 days' written notice. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the business described in the notice of meeting given by the board of directors, unless the consideration of new business is approved by the unanimous consent of all the stockholders entitled to vote at the meeting.

   The provisions of our Restated Certificate of Incorporation and Bylaws prohibiting stockholder action by written consent and permitting special meetings to be called only at the request of a majority of the board of directors, may have the effect of delaying consideration of a stockholder proposal until the next annual meeting. The provisions would also prevent the holders of a majority of our voting stock from unilaterally using the written consent procedure to take stockholder action. Moreover, a stockholder could not force stockholder consideration of a proposal over the opposition of a majority of the board of directors, by calling a special meeting of stockholders prior to the time such parties believe such consideration to be appropriate.

   Fair Price Provisions Involving Business Combinations. Our Restated Certificate of Incorporation contains a "fair price" provision that applies to certain business combination transactions involving any person, entity or group that beneficially owns at least 10% of our aggregate voting stock--such person, entity or group is referred to in the Restated Certificate of Incorporation as an "interested stockholder". This provision requires the affirmative vote of the holders of not less than 80% of our voting stock to approve specified transactions between an interested stockholder or its affiliate and us or our subsidiaries, including:

  .  any merger or consolidation;

  . any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets (in one transaction or a series of transactions) having a fair market value of $5,000,000 or more;

  . the issuance or transfer of any of our securities or any of our subsidiaries' securities by us or any of our subsidiaries to an interested stockholder in exchange for cash, securities or other property having a fair market value of $5,000,000 or more;

  . the adoption of a plan or proposal for our liquidation or dissolution proposed by or on behalf of an interested stockholder or its affiliate;

  . any reclassification of securities, recapitalization, or any other transaction involving us or any of our subsidiaries that would have the effect of increasing the voting power of an interested stockholder or its affiliate;

   This voting requirement will not apply to any transaction approved by a majority vote of the directors unaffiliated with the interested stockholder and existing before the interested stockholder became a stockholder. This voting requirement will also not apply to any transaction involving the payment of consideration to holders of Torchmark's outstanding capital stock in which certain minimum "fair price" and procedural requirements are met.

   This "fair price" provision could have the effect of delaying or preventing a change in control of Torchmark in a transaction of series of transactions that does not satisfy the stated criteria.

   Amendments. Ordinarily, the Bylaws may be amended by a majority vote of the board of directors or by a majority vote of stockholders at a special or annual meeting. However, the affirmative vote of holders of not less than 80% of our voting stock, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with or to repeal certain provisions of our Bylaws and Restated Certificate of Incorporation, including those anti-takeover provisions discussed in this section.

   Issuance of Additional Preferred Stock. Our Restated Certificate of Incorporation authorizes the board of directors to create and issue additional preferred stock for such consideration and on such terms as it may determine. The rights assigned to a series of preferred stock by the board including voting, dividend and conversion rights, may delay, discourage or prevent a change in control of Torchmark. For example, the board of directors has the power, to the extent consistent with its fiduciary duties, to issue a series of preferred stock with preferential voting rights to persons friendly to management to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position.

                        DESCRIPTION OF DEPOSITARY SHARES

   The following description of the depositary shares is not complete. You should also read the form of Deposit Agreement relating to the depositary shares and the depositary receipt relating to the preferred stock that is attached to the Deposit Agreement. We have filed those documents with the SEC as an exhibit to the registration statement of which this prospectus is a part.

General

   If we elect to offer fractional interests in shares of preferred stock, we will provide for the issuance by a depositary to the public of receipts for depositary shares. Each depositary share will represent fractional interests of preferred stock. We will deposit the shares of preferred stock underlying the depositary shares under a Deposit Agreement between us and a bank or trust company selected by us which will sometimes be referred to herein as the depositary. The bank or trust company must have its principal office in the United States and a combined capital and surplus of at least $50 million. The depositary receipts will evidence the depositary shares issued under the Deposit Agreement.

   The Deposit Agreement will contain terms applicable to the holders of depositary shares in addition to the terms stated in the depositary receipts. Each owner of depositary shares will be entitled to all the rights and preferences of the preferred stock underlying the depositary shares in proportion to the applicable fractional interest in the underlying shares of preferred stock. The depositary will issue the depositary receipts to individuals purchasing the fractional interests in shares of the related preferred stock according to the terms of the offering described in a prospectus supplement.

Dividends and Other Distributions

   The depositary will distribute all cash dividends or other cash distributions received for the preferred stock to the entitled record holders of depositary shares in proportion to the number of depositary shares that the holder owns on the relevant record date. The depositary will distribute only an amount that can be distributed without attributing to any holder of depositary shares a fraction of one cent. The depositary will add the undistributed balance to and treat it as part of the next sum received by the depositary for distribution to holders of depositary shares.

   If there is a non-cash distribution, the depositary will distribute property received by it to the entitled record holders of depositary shares, in proportion, insofar as possible, to the number of depositary shares owned by the holders, unless the depositary determines, after consultation with us, that it is not feasible to make such distribution. If this occurs, the depositary may, with our approval, sell such property and distribute the net proceeds from the sale to the holders. The Deposit Agreement also will contain provisions relating to how any subscription or similar rights that we may offer to holders of the preferred stock will be available to the holders of the depositary shares.

Conversion, Exchange and Redemption

   If any series of preferred stock underlying the depositary shares is converted or exchanged, each record holder of depositary receipts will have the right or obligation to convert or exchange the depositary shares represented by the depositary receipts.

   Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem, at the same time, the number of depositary shares representing the preferred stock. The depositary will redeem the depositary shares from the proceeds it receives from the corresponding redemption, in whole or in part, of the applicable series of preferred stock.

   The depositary will mail notice of redemption or conversion to the record holders of the depositary shares which are to be redeemed or converted between 30 and 60 days before the date fixed for redemption or conversion. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share on the applicable series of preferred stock. If less than all the depositary shares are to be redeemed, the depositary will select which shares are to be redeemed by lot or by proportionate allocation.

   After the date fixed for redemption or conversion, the depositary shares called for redemption or conversion will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders will end, except the right to receive money, securities or other property payable upon redemption.

Voting

   When the depositary receives notice of a meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the particulars of the meeting to the record holders of the depositary shares. Each record holder of depositary shares on the record date may instruct the depositary on how to vote the shares of preferred stock underlying the holder's depositary shares. The depositary will try, if practical, to vote the number of shares of preferred stock underlying the depositary shares according to those instructions. We will agree to take all reasonable action requested by the depositary to enable it to vote as instructed.

Amendments

   We and the depositary may agree to amend the Deposit Agreement and the depositary receipt evidencing the depositary shares. Any amendment that (a) imposes or increases certain fees, taxes or other charges payable by the holders of the depositary shares as described in the Deposit Agreement or that
(b) otherwise prejudices any substantial existing right of holders of depositary shares, will not take effect until 30 days after the depositary has mailed notice of the amendment to the record holders of depositary shares. Any holder of depositary shares that continues to hold its shares at the end of the 30-day period will be deemed to have agreed to the amendment.

Termination

   We may direct the depositary to terminate the Deposit Agreement by mailing a notice of termination to holders of depositary shares at least 30 days prior to termination. If 90 days after the depositary has provided notice to us of its election to resign a new depositary has not been appointed, the depositary may terminate the Deposit Agreement. In addition, a Deposit Agreement will automatically terminate if:

  .  the depositary has redeemed all related outstanding depositary shares;
     or

  . we have liquidated, terminated or wound up our business and the depositary has distributed the preferred stock of the relevant series to the holders of the related depositary shares.

Payment of Fees And Expenses

   We will pay all fees, charges and expenses of the depositary, including the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay transfer and other taxes and governmental charges and any other charges as are stated in the Deposit Agreement for their accounts.

Resignation And Removal of Depositary

   At any time, the depositary may resign by delivering notice to us, and we may remove the depositary. Resignations or removals will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

Miscellaneous

   The depositary will forward to the holders of depositary shares all reports and communications from us that are delivered to the depositary and that we are required by law, the rules of an applicable securities exchange, our Restated Certificate of Incorporation or the Certificate of Determination to furnish to the holders of the preferred stock. Neither we nor the depositary will be liable if the depositary is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the Deposit Agreement. The Deposit Agreement limits our obligations and the depositary's obligations to performance in good faith of the duties stated in the Deposit Agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding connected with any depositary shares or preferred stock unless the holders of depositary shares requesting us to do so furnish us with satisfactory indemnity. In performing our obligations, we and the depositary may rely upon the written advice of our counsel or accountants, on any information that competent people provide to us and on documents that we believe are genuine.

                 DESCRIPTION OF THE TRUST PREFERRED SECURITIES

   The following is a summary of the general terms of the trust preferred securities. We will file a prospectus supplement that may contain additional terms when a Trust issues preferred securities. The terms presented here, together with the terms in a related prospectus supplement, will be a description of the material terms of the trust preferred securities to be sold. You should also read the trust declaration for each Trust and the indentures between Torchmark and certain trustees relating to the issuance of the debt securities by Torchmark. We have filed these documents with the SEC as exhibits to the registration statement of which this prospectus is a part.

General

   Each trust declaration authorizes the regular trustees to issue on behalf of a Trust one series of trust preferred securities that will have the terms described in a prospectus supplement. A Trust will use the proceeds from the sale of its preferred and common securities to purchase a series of our debt securities. The property trustee will hold the debt securities in trust for the benefit of the holders of the trust preferred and trust common securities.

   Torchmark will guarantee the trust preferred securities under a Trust Preferred Securities Guarantee. We will agree to make payments of distributions and payments on redemption or liquidation concerning a Trust's trust preferred securities, but only if the Trust has funds available to make those payments and has not done so. See "Description of the Trust Preferred Securities Guarantees" on page 26.

   The assets of a Trust available for distribution to the holders of its trust preferred securities will be limited to payments from us under the series of debt securities held by the Trust. If we fail to make a payment on the related debt securities, the Trust will not have enough funds to make related payments, including distributions on its preferred securities.

   Each guarantee, when taken together with our obligations under the related series of debt securities and the indenture and the related trust declaration, will provide a full and unconditional guarantee of amounts due on the trust preferred securities issued by a Trust.

   Each trust declaration will be qualified as an indenture under the Trust Indenture Act of 1939. Each property trustee will act as indenture trustee for the trust preferred securities to be issued by the applicable Trust, in order to comply with the provisions of the Trust Indenture Act.

   Each series of trust preferred securities will have the terms, including distributions, redemption, voting, liquidation rights and such other preferred, deferred or other special rights or restrictions as are described in the relevant trust declaration or made part of the trust declaration by the Trust Indenture Act or by the Delaware Business Trust Act. The terms of the preferred securities will mirror the terms of the debt securities held by the applicable Trust.

   The prospectus supplement relating to the trust preferred securities of a Trust will describe the specific terms of the preferred securities, including:

  .  the name of the trust preferred securities;

  .  the dollar amount and number of trust preferred securities issued;

  . the annual distribution rate(s), or method of determining the rate(s), the payment date(s) and the record dates used to determine the holders who are to receive distributions and the place(s) where distributions and other amounts payable will be paid;

  .  any provision relating to deferral of distribution payments;

  .  the date from which distributions shall be cumulative;

  . the optional redemption provisions, if any, including the prices, time periods and other terms and conditions for which trust preferred securities will be purchased or redeemed, in whole or in part;

  . the terms and conditions, if any, upon which the applicable series of debt securities may be distributed to holders of such trust preferred securities;

  .  the voting rights, if any, of holders of the trust preferred securities;

  . any securities exchange on which the trust preferred securities will be listed;

  . whether such trust preferred securities are to be issued in book-entry form and represented by one or more global certificates, and if so, the depositary for such global certificates and the specific terms of the depositary arrangements; and

  . any other relevant rights, preferences, privileges, limitations or restrictions of such trust preferred securities.

   Each prospectus supplement will describe the United States federal income tax considerations applicable to the purchase, holding and disposition of the series of trust preferred securities covered by the prospectus supplement.

Liquidation Distribution Upon Dissolution

   Unless otherwise specified in the applicable prospectus supplement, each trust declaration states that the related Trust shall be dissolved:

  .  upon the expiration of the term of such Trust;

  .  upon the bankruptcy of Torchmark;

  . upon the filing of a certificate of dissolution or its equivalent by Torchmark;

  . upon the consent of at least a majority in liquidation amount of the trust preferred and trust common securities of the related Trust, voting together as a single class to dissolve the Trust;

  . 90 days after the revocation of our charter and the charter is not reinstated during that 90-day period;

  . upon the written direction from us and after the distribution of the related debt securities directly to the holders of the trust preferred and trust common securities of the applicable Trust in exchange for those securities within 90 days after notice, as long as the regular trustees receive an opinion of counsel experienced in such matters to the effect that the holders of the trust preferred and the trust common securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the termination of the Trust and the distribution of the debt securities;

  . upon the occurrence of adverse tax or other specified events that cause the Trust to be dissolved and the distribution of the related debt securities directly to the holders of the trust preferred and trust common securities of the Trust;

  . before the issuance of any securities with the consent of all regular trustees and Torchmark;

  . upon the redemption of all of the trust common and trust preferred securities of such Trust; or

  . upon entry of a court order for the dissolution of Torchmark or such Trust.

   Unless otherwise specified in the applicable prospectus supplement, in the event of a dissolution, after the Trust pays all amounts owed to creditors, the holders of the trust preferred and trust common securities issued by the Trust will be entitled to receive:

  . cash equal to the aggregate liquidation amount of each trust preferred and trust common security specified in an accompanying prospectus supplement, plus accumulated and unpaid distributions to the date of payment; unless

  . debt securities in an aggregate principal amount equal to the aggregate liquidation amount of the trust preferred and trust common securities are distributed to the holders of the trust preferred and trust common securities.

After the liquidation date is fixed for any distribution of debt securities:

  . the trust preferred securities will no longer be deemed to be outstanding;

  . DTC or its nominee, as the registered holder of the trust preferred securities, will receive a registered global certificate or certificates representing debt securities to be delivered upon distribution with respect to the trust preferred securities held by DTC or its nominee; and

  . any certificates representing trust preferred securities not held by DTC or its nominee will be deemed to represent debt securities having a principal amount equal to the $25 stated liquidation amount of the trust preferred securities and bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid distributions on the trust preferred securities until the holder of those certificates presents them to the registrar for the trust preferred securities for transfer or reissuance.

   If the Trust cannot pay the full amount due on its trust preferred and trust common securities because it does not have enough assets for payment, then the amounts the Trust owes on its trust preferred and trust common securities will be proportionately allocated. However, if an event of default under the related trust declaration has occurred, the total amounts due on the trust preferred securities will be paid before any distribution on the trust common securities.

Declaration Events of Default

   An event of default under the indenture relating to a series of debt securities is an event of default under the trust declaration of the Trust that owns those debt securities. See "Description of Debt Securities--Events of Default."

   Under the trust declaration, we, as the holder of the trust common securities, will be treated as if we have waived an event of default under the trust declaration that affects us until all events of default under the trust declaration affecting the preferred securities have been cured or eliminated.

   Torchmark and the regular trustees of a Trust must file annually with the applicable property trustee a certificate stating whether or not Torchmark is in compliance with all the applicable conditions and covenants under the related trust declaration.

   Upon the happening of an event of default under the trust declaration, the property trustee of the applicable Trust, as the sole holder of the debt securities held by that Trust, will have the right under any indenture to declare the principal of, premium, if any, and interest on such debt securities to be immediately due and payable.

   If a property trustee fails to enforce its rights under the related trust declaration or any indenture to the fullest extent permitted by law and by the terms of the trust declaration and any indenture, any holder of the trust preferred securities issued by the Trust may sue us, or seek other remedies, to enforce the property trustee's rights under the trust declaration or any indenture without first instituting a legal proceeding against the property trustee or any other person.

   If we fail to pay principal, premium, if any, or interest on a series of debt securities when payable, then a holder of the related trust preferred securities may directly sue us or seek other remedies, to collect its proportional allocation of payments owned.

Removal and Replacement of Trustees

   Only we, as the only holder of a Trust's trust common securities, have the right to remove or replace the trustees of such Trust. The resignation or removal of any trustee and the appointment of a successor trustee shall be effective only on the acceptance of appointment by the successor trustee in accordance with the provisions of the trust declaration for that Trust.

Conversion or Exchange Rights

   The terms that govern whether trust preferred securities of any series are convertible into or exchangeable for our common stock or other securities of ours will be set forth in the prospectus supplement relating to the trust preferred securities. The terms will include provisions regarding whether conversion or exchange is mandatory, at the option of the holder or at our option and may include provisions that adjust the number of shares of our common stock or other securities of ours that the holders of trust preferred securities may receive.

Mergers, Consolidations or Amalgamations of the Trusts

   A Trust may not consolidate, amalgamate, merge with or into, be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, any other corporation or other body ("Merger Event"), except as described below. A Trust may, with the consent of a majority of its regular trustees and without the consent of the holders of its trust preferred and trust common securities or the other Trustees, consolidate, amalgamate, merge with or into, or be replaced by another trust, provided that:

  .  the successor entity either:

    (1) assumes all of the obligations of the Trust relating to its trust preferred and trust common securities; or

    (2) substitutes for the Trust's trust preferred and trust common securities other securities substantially similar to the Trust's trust preferred and trust common securities, so long as the successor securities rank the same as the trust preferred and trust common securities for distributions and payments upon liquidation, redemption and otherwise;

  . we acknowledge a trustee of the successor entity who has the same powers and duties as the property trustee of the Trust as the holder of the particular series of debt securities;

  . the Merger Event does not adversely affect the rights, preferences and privileges of the holders of its trust preferred and trust common securities or successor securities in any material way, except concerning any dilution of the holders' interest in the new entity;

  . the Merger Event does not cause the trust preferred securities or successor securities to be downgraded by any nationally recognized statistical rating organization;

  .  the successor entity has a purpose identical to that of the Trust;

  . the trust preferred securities or any successor securities are listed, or any successor securities will be listed upon notification of issuance, on any national securities exchange or with another organization on which the trust preferred securities are then listed;

  . prior to the Merger Event, we have received an opinion of counsel from a firm qualified to give such opinion stating that (a) the Merger Event does not adversely affect the rights, preferences and privileges of the holders of the trust preferred securities, including any successor securities, in any material respect and (b) following the Merger Event, neither the Trust nor the successor entity will be required to register as an "investment company" under the Investment Company Act of 1940; and

  . we guarantee the obligations of the successor entity under the successor securities in the same manner as in the applicable guarantee and the guarantee of the trust common securities for the Trust, if any.

   In addition, unless all of the holders of the trust preferred and trust common securities approve otherwise, a Trust shall not consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if such transaction would cause the Trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

Voting Rights; Amendment of Declarations

   The holders of trust preferred securities have no voting rights except as discussed above and under "--Mergers, Consolidations or Amalgamations of the Trusts" and "Description of the Trust Preferred Securities Guarantees-- Amendments and Assignment," and as otherwise required by law and the trust declaration for the applicable Trust.

   A trust declaration may be amended if approved by a majority of the regular trustees, and in limited circumstances, the property trustee or Delaware trustee, of the applicable Trust. However, if any proposed amendment provides for, or the regular trustees otherwise propose to effect,

  . any action that would adversely affect the powers, preferences or special rights of the Trust's trust preferred and trust common securities, whether by way of amendment to such trust declaration or otherwise, or

  . the dissolution, winding-up or termination of the Trust other than under the terms of its trust declaration,

then the holders of the Trust's trust preferred and trust common securities voting together as a single class will be entitled to vote on the amendment or proposal. In that case, the amendment or proposal will only be effective if approved by at least a majority in liquidation amount of the trust preferred and trust common securities affected by the amendment or proposal.

   If any amendment or proposal referred to above would adversely affect only the trust preferred securities or only the trust common securities of a Trust, then only the affected class will be entitled to vote on the amendment or proposal and the amendment or proposal will only be effective with the approval of at least a majority in liquidation amount of the affected class. Notwithstanding the foregoing, specified provisions of the trust declaration may not be amended without the consent of all holders of the trust's preferred and common securities.

   No amendment may be made to a trust declaration, if the amendment would:

  . cause the related Trust to be characterized as other than a grantor trust for United States federal income tax purposes;

  . reduce or otherwise adversely affect the powers of the related property trustee, unless approved by that property trustee; or

  . cause the related Trust to be deemed to be an "investment company" which is required to be registered under the Investment Company Act.

   The holders of a majority in aggregate liquidation amount of the trust preferred securities of each Trust have the right to:

  . direct the time, method and place of conducting any proceeding for any remedy available to the property trustee of the Trust; or

  . direct the exercise of any trust or power conferred upon such property trustee under that Trust's trust declaration, including the right to direct the property trustee, as the holder of a series of debt securities, to

    (1) exercise the remedies available under any indenture involving the debt securities,

    (2) waive any event of default under any indenture that is waivable,

    (3) cancel an acceleration of the principal of the debt securities, or

    (4) consent to any amendment, modification or termination of the indenture where consent is required,

but if an event of default under any indenture has occurred and is continuing, then the holders of 25% of the aggregate liquidation amount of the trust preferred securities may direct the property trustee to declare the debt securities immediately due and payable. If, however, any indenture requires the consent of the holders of more than a majority in aggregate principal amount of a series of debt securities (a "super-majority"), then the property trustee for the trust preferred securities related to that series of debt securities must get approval of the holders of the same super-majority in liquidation amount of the trust preferred securities. In addition, before taking any of the foregoing actions, except for directing the time, method and place of conducting any proceeding for any remedy available to the property trustee, the property trustee must obtain an opinion of counsel from a firm qualified to give such opinion stating that the action would not cause the Trust to be classified as other than a grantor trust for United States federal income tax purposes.

   The property trustee of a Trust will notify all trust preferred securities holders of the Trust of any notice received from the Trustee concerning the debt securities held by the Trust.

   As described in each trust declaration, the regular trustee may hold a meeting to have trust preferred securities holders vote on a change or have them approve the change by written consent.

   If a vote of trust preferred securities holders is taken or a consent is obtained, any trust preferred securities that are owned by us or any of our affiliates will, for purposes of the vote or consent, be treated as if they were not outstanding. This means that:

  . we and any of our affiliates will not be able to vote on or consent to matters requiring the vote or consent of holders of trust preferred securities; and

  . any trust preferred securities owned by us, the regular trustees or any of our respective affiliates will not be counted in determining whether the required percentage of votes or consents has been obtained.

Information Concerning the Property Trustees

   The property trustees will be unaffiliated with us. For matters relating to compliance with the Trust Indenture Act, the property trustee of each Trust will have all of the duties and responsibilities of an indenture trustee under the Trust Indenture Act. Each property trustee, other than during the occurrence and continuance of an event of default under the trust declaration under the applicable Trust, undertakes to perform only those duties that are specifically stated in the applicable trust declaration and, upon an event of default under the trust declaration, must use the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. In addition, a property trustee is under no obligation to exercise any of the powers given it by the applicable trust declaration at the request of any holder of trust preferred securities unless it is offered reasonable security or indemnity against the costs, expenses and liabilities that it might incur.


Miscellaneous

   The trustees of each Trust are authorized and directed to conduct the affairs of and to operate the Trust in such a way that:

  . the Trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act;

  . the Trust will be classified as a grantor trust for United States federal income tax purposes; and

  . the debt securities held by the Trust will be treated as indebtedness of Torchmark for United States federal income tax purposes.

   Torchmark and the trustees of a Trust are authorized to take any legal action that we and the trustees of that Trust determine to be necessary or desirable for such purposes so long as the action does not violate the Trust's certificate of trust or its trust declaration.

   Holders of trust preferred securities have no preemptive or similar rights.

   A Trust may not borrow money, issue debt, execute mortgages or pledge any of its assets.

   The property trustee will promptly make distributions to the holders of the Trust's preferred securities and common securities out of funds received by such Trust from holding our debt securities.

Governing Law

   Each trust declaration and the related trust preferred securities will be governed by and construed in accordance with the laws of the State of Delaware.

                         DESCRIPTION OF DEBT SECURITIES

   The following is a summary of the general terms of the debt securities. We will file a prospectus supplement that may contain additional terms when we issue debt securities. The terms presented here, together with the terms in a related prospectus supplement, will be a description of the material terms of the debt securities. You should also read the Indentures described below.

   We may issue, from time to time, debt securities, in one or more series, that will consist of either our senior debt ("Senior Debt Securities"), our senior subordinated debt ("Senior Subordinated Debt Securities"), our subordinated debt ("Subordinated Debt Securities") or our junior subordinated debt ("Junior Subordinated Debt Securities" and, together with the Senior Subordinated Debt Securities and the Subordinated Debt Securities, the "Subordinated Securities"). The Senior Debt Securities we offer will be issued under an Indenture Agreement dated February 1, 1987, between Torchmark and Morgan Guaranty Trust Company of New York, as the original trustee (the "Senior Indenture"). The Senior Indenture is incorporated by reference as an exhibit to the Registration Statement. The First National Bank of Chicago is the successor trustee under the Senior Indenture and has served in such capacity since August 8, 1994.

   The Senior Debt Securities will rank on an equal basis with all other unsecured debt of Torchmark except any subordinated indebtedness of Torchmark. In particular, the Senior Debt Securities will rank on an equal basis with our 8 1/4% Senior Debentures Due 2009, our 7 7/8% Notes Due 2023 and our 7 3/8% Notes due 2013.

   The Subordinated Securities we offer will be issued under a separate indenture between us and The First National Bank of Chicago, acting as trustee (the "Junior Indenture," and together with the Senior Indenture, the "Indentures"). We have filed the form of Junior Indenture as an exhibit to the Registration Statement of which this prospectus is a part. Debt securities, whether senior, senior subordinated, subordinated or junior subordinated, may be issued as convertible debt securities or exchangeable debt securities. All capitalized terms not defined herein have the meanings specified in the Indentures.

General Terms of The Indentures

   The Debt Securities will be unsecured general obligations of the Company. The Indentures do not limit the amount of debt securities that we may issue. The Indentures provide that we may issue debt securities up to the principal amount that we may authorize and may be in any currency or currency unit that we may designate.

   We may issue the debt securities issued under the Indentures as "discount securities," which means they may be sold at a discount below their stated principal amount. These debt securities, as well as other debt securities that are not issued at a discount, may, for United States federal income tax purposes, be treated as if they were issued with "original issue discount" ("OID") because of interest payment and other characteristics. Special United States federal income tax considerations applicable to debt securities issued with original issue discount will be described in more detail in any applicable prospectus supplement.

   The applicable prospectus supplement for a series of debt securities that we issue will describe, among other things, the following terms of the offered debt securities:

  .  the title;

  . the designation, the aggregate principal amount and the authorized denominations;

  . whether issued in fully registered form without coupons or in a form registered as to principal only with coupons or in bearer form with coupons;

  . whether issued in the form of one or more global securities and whether all or a portion of the principal amount of the debt securities is represented thereby;

  .  the price or prices at which the debt securities will be issued;

  .  the date or dates on which principal is payable;

  . the place or places where and the manner in which principal, premium or interest will be payable and the place or places where the debt securities may be presented for transfer and, if applicable, conversion or exchange;

  . interest rates, and the dates from which interest, if any, will accrue, and the dates when interest is payable and the maturity;

  . the right, if any, to extend the interest payment periods and the duration of the extensions;

  .  our rights or obligations to redeem or purchase the debt securities;

  . conversion or exchange provisions, if any, including conversion or exchange prices or rates and adjustments thereto;

  .  the currency or currencies of payment of principal or interest;

  . the terms applicable to any debt securities issued at a discount from their stated principal amount;

  . the terms, if any, under which any debt securities will rank junior to any of our other debt;

  . if the amounts of payments of principal or interest are to be determined by reference to an index or formula, or based on a coin or currency other than that in which the debt securities are stated to be payable, the manner in which these amounts are determined and the calculation agent, if any, with respect to them;

  . if other than the entire principal amount of the debt securities when issued, the portion of the principal amount payable upon acceleration of maturity as a result of a default on our obligations;

  . if applicable, covenants affording holders of debt protection against changes in our operations, financial condition or transactions involving us; and

  .  any other specific terms of any debt securities.

   The applicable prospectus supplement will present United States federal income tax considerations for holders of any debt securities and the securities exchange or quotation system on which any debt securities are listed or quoted.

Senior Debt Securities

   Payment of the principal of, premium, if any, and interest on Senior Debt Securities will rank on a parity with all of our other unsecured and unsubordinated debt.

Senior Subordinated Debt Securities

   Payment of the principal of, premium, if any, and interest on Senior Subordinated Debt Securities will be junior in right of payment to the prior payment in full of all of our unsubordinated debt, including Senior Debt Securities. We will state in the applicable prospectus supplement relating to any Senior Subordinated Debt Securities the subordination terms of the securities as well as the aggregate amount of outstanding debt, as of the most recent practicable date, that by its terms would be senior to the Senior Subordinated Debt Securities. We will also state in such prospectus supplement limitations, if any, on issuance of additional senior debt.

Subordinated Debt Securities

   Payment of the principal of, premium, if any, and interest on Subordinated Debt Securities will be subordinated and junior in right of payment to the prior payment in full of all of our senior debt, including our senior subordinated debt. We will state in the applicable prospectus supplement relating to any Subordinated Debt Securities the subordination terms of the securities as well as the aggregate amount of outstanding indebtedness, as of the most recent practicable date, that by its terms would be senior to the Subordinated Debt Securities. We will also state in such prospectus supplement limitations, if any, on issuance of additional senior indebtedness.

Junior Subordinated Debt Securities

   Payment of the principal of, premium, if any, and interest on Junior Subordinated Debt Securities will be subordinated and junior in right of payment to the prior payment in full of all of our senior, senior subordinated and subordinated debt. We will state in the applicable prospectus supplement relating to any Junior Subordinated Debt Securities the subordination terms of the securities as well as the aggregate amount of outstanding debt, as of the most recent practicable date, that by its terms would be senior to the Junior Subordinated Debt Securities. We will also state in such prospectus supplement limitations, if any, on issuance of additional senior indebtedness.

Conversion or Exchange Rights

   Debt securities may be convertible into or exchangeable for shares of our equity securities. The terms and conditions of conversion or exchange will be stated in the applicable prospectus supplement. The terms will include, among others, the following:

  .  the conversion or exchange price;

  .  the conversion or exchange period;

  . provisions regarding the ability of us or the holder to convert or exchange the debt securities;

  .  events requiring adjustment to the conversion or exchange price; and

  . provisions affecting conversion or exchange in the event of our redemption of the debt securities.

Limitations on Liens

   We will not, and will not permit any of our subsidiaries to incur any indebtedness which is secured by an encumbrance of any nature (a "Mortgage") on the common stock of Liberty National, United American or Globe Life (the "Designated Subsidiaries"), unless the Senior Debt Securities and, if we so elect, any other indebtedness of ours ranking at least on an equal basis with the Senior Debt Securities, shall be secured equally and ratably with, or prior to, such other secured indebtedness. We are not restricted, however, from incurring indebtedness for money borrowed secured as follows:

  (1) Mortgages securing indebtedness owed by a Designated Subsidiary to another Designated Subsidiary or to Torchmark;

  (2) pledges or deposits under workers' compensation or other similar laws and liens of judgments thereunder that are not currently dischargeable;

  (3) good faith deposits in connection with leases to which we or any Designated Subsidiary is a party;

  (4) deposits to secure our public or statutory obligations;

  (5) deposits in connection with obtaining or maintain self-insurance or to obtain the benefits of any law, regulation or arrangement pertaining to unemployment insurance, old age pensions, social security or similar matters;

  (6) deposits in litigation or other proceedings;

  (7) Mortgages created by or resulting from any judgments or awards against us or the Designated Subsidiaries with respect to which we are in good faith prosecuting an appeal or other review proceedings, or Mortgages incurred by us or any Designated Subsidiary for the purpose of obtaining a stay or discharge in the course of any litigation to which we are a party; or

  (8) Mortgages for taxes or assessments, governmental charges or levies not yet due or delinquent, or which can be paid thereafter without penalty, or which are being contested in good faith by appropriate proceedings.

Limitations on Sales of Capital Stock of Certain Subsidiaries

   Under the Senior Indenture, we are not permitted to issue, sell, transfer or dispose of (except to certain of our affiliates) any shares of capital stock of Liberty National, United American or Globe Life, unless the entire capital stock of such subsidiary is disposed of for consideration of cash or property, which, in the opinion of our Board of Directors, is at least equal to the fair value of such capital stock.

Consolidation, Merger or Sale

   We cannot consolidate or merge with or into, or transfer or lease all or substantially all of our assets to, any person unless (a) we will be the continuing corporation or (b) the successor corporation or person to which our assets are transferred or leased is a corporation organized under the laws of the United States, any state of the United States or the District of Columbia and it expressly assumes our obligations under the debt securities and the Indentures. In addition, we cannot complete such a transaction unless immediately after completing the transaction, no event of default under either of the Indentures, and no event which, after notice or lapse of time or both, would become an event of default under either of the Indentures, has happened and is continuing. When the person to whom our assets are transferred or leased has assumed our obligations under the debt securities and the Indentures, we will be discharged from all our obligations under the debt securities and the Indentures except in limited circumstances.

Events of Default

   The term "Event of Default," when used in the Indentures, unless otherwise indicated, means any of the following:

  . failure to pay interest for 30 days after the date payment is due and payable;

  . failure to pay principal or premium, if any, on any debt security when due, either at maturity, upon any redemption, by declaration or otherwise;

  . failure to make sinking fund payments after the date payment is due and payable (and in the case of the Senior Indenture, 10 days after the date payment is due);

  . failure to perform other covenants or breach of a warranty for 60 days after notice that performance or cure of breach was required;

  .  events in bankruptcy, insolvency or reorganization of Torchmark; or

  . a default under any other indebtedness of Torchmark if Torchmark fails to pay a principal amount due in excess of $10,000,000 or if a principal amount in excess of $10,000,000 is declared due prior to the date it would have otherwise been due (which, in the case of the Junior Indenture, continues for 30 days after notice thereof).

   If an Event of Default involving any series of debt securities has occurred and is continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of each affected series may declare the entire principal of all the debt securities of that series to be due and payable immediately. If an Event of Default involving bankruptcy, insolvency or reorganization of Torchmark occurs under the Junior Indenture, then the principal of all prior subordinated debt securities will be immediately due and payable.

   We will be required to file annually with the trustee a certificate, signed by an officer of Torchmark, stating whether or not the officer knows of any default by us in the performance, observance or fulfillment of any condition or covenant of the Indentures.

Registered Global Securities

   We may issue the debt securities of a series in whole or in part in the form of one or more fully registered global securities. We will deposit any registered global securities with a depositary or with a nominee for a depositary identified in the applicable prospectus supplement and registered in the name of such depositary or nominee. In such case, we will issue one or more registered global securities denominated in an amount equal to the aggregate principal amount of all of the debt securities of the series to be issued and represented by such registered global security or securities.

   Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a registered global security may not be transferred except as a whole:

  .  by the depositary for such registered global security to its nominee;

  . by a nominee of the depositary to the depositary or another nominee of the depositary; or

  . by the depositary or its nominee to a successor of the depositary or a nominee of the successor.

   The prospectus supplement relating to a series of debt securities will describe the specific terms of the depositary arrangement involving any portion of the series represented by a registered global security. We anticipate that the following provisions will apply to all depositary arrangements for debt securities:

  . ownership of beneficial interests in a registered global security will be limited to persons that have accounts with the depositary for such registered global security, these persons being referred to as "participants," or persons that may hold interests through participants;

  . upon the issuance of a registered global security, the depositary for the registered global security will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the debt securities represented by the registered global security beneficially owned by the participants;

  . any dealers, underwriters, or agents participating in the distribution of the debt securities will designate the accounts to be credited; and

  . ownership of beneficial interest in such registered global security will be shown on, and the transfer of such ownership interest will be effected only through, records maintained by the depositary for such registered global security for interests of participants, and on the records of participants for interests of persons holding through participants.

   The laws of some states may require that specified purchasers of securities take physical delivery of the securities in definitive form. These laws may limit the ability of those persons to transfer beneficial interests in registered global securities.

   So long as the depositary for a registered global security, or its nominee, is the registered owner of such registered global security, the depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the indenture. Except as stated below, owners of beneficial interests in a registered global security:

  . will not be entitled to have the debt securities represented by a registered global security registered in their names;

  . will not receive or be entitled to receive physical delivery of the debt securities in the definitive form; and

  . will not be considered the owners or holders of the debt securities under the Indentures.

   Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if the person is not a participant, on the procedures of a participant through which the person owns its interest, to exercise any rights of a holder under the Indentures.

   We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through the participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.

   We will make payments of principal and premium, if any, and interest, if any, on debt securities represented by a registered global security registered in the name of a depositary or its nominee to the depositary or its nominee, as the case may be, as the registered owners of the registered global security. Neither Torchmark, the trustee nor any other agent of Torchmark or the trustee will be responsible or liable for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

   We expect that the depositary for any debt securities represented by a registered global security, upon receipt of any payments of principal and premium, if any, and interest, if any, in respect of the registered global security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary. We also expect that standing customer instructions and customary practices will govern payments by participants to owners of beneficial interests in the registered global security held through the participants, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name." We also expect that any of these payments will be the responsibility of the participants.

   If the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary or stops being a clearing agency registered under the Exchange Act, we will appoint an eligible successor depositary. If we fail to appoint an eligible successor depositary within 90 days, we will issue the debt securities in definitive form in exchange for the registered global security. In addition, we may at any time and in our sole discretion decide not to have any of the debt securities of a series represented by one or more registered global securities. In that event, we will issue debt securities of the series in a definitive form in exchange for all of the registered global securities representing the debt securities. The trustee will register any debt securities issued in definitive form in exchange for a registered global security in the name or names as the depositary, based upon instructions from its participants, shall instruct the trustee.

   We may also issue bearer debt securities of a series in the form of one or more global securities, referred to as "bearer global securities." We will deposit these securities with a common depositary for Euroclear System and Cedel Bank, societe anonyme, or with a nominee for the depositary identified in the prospectus supplement relating to the series. The prospectus supplement relating to a series of debt securities represented by a bearer global security will describe the applicable terms and procedures. These will include the specific terms of the depositary arrangement and any specific procedures for the issuance of debt securities in definitive form in exchange for a bearer global security, in proportion to the series represented by a bearer global security.

Discharge, Defeasance and Covenant Defeasance

   We can discharge or decrease our obligations under each of the Indentures as stated below.

   We may discharge obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that have either become due and payable or are by their terms to become due and payable, or are scheduled for redemption, within one year. We may effect a discharge by irrevocably depositing with the trustee cash or U.S. government obligations, as trust funds, in an amount certified to be enough to pay when due, whether at maturity, upon redemption or otherwise, the principal of, premium, if any, and interest on the debt securities and any mandatory sinking fund payments.

   Unless otherwise provided in the applicable prospectus supplement, we may also discharge any and all of our obligations to holders of any series of debt securities at any time ("defeasance"). We may also be released from the obligations imposed by any covenants of any outstanding series of debt securities and provisions of the Indentures, and we may omit to comply with those covenants without creating an event of default under the trust declaration ("covenant defeasance"). We may effect defeasance and covenant defeasance only if, among other things:

  . we irrevocably deposit with the trustee cash or U.S. government obligations, as trust funds, in an amount certified to be enough to pay at maturity, or upon redemption, the principal, premium, if any, and interest on all outstanding debt securities of the series and any mandatory sinking fund payments;

  . we deliver to the trustee an opinion of counsel from a law firm qualified to give such opinion to the effect that the holders of the series of debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance and that defeasance or covenant defeasance will not otherwise alter the holders' U.S. federal income tax treatment of principal, premium, if any, and interest payments on the series of debt securities; and

  . in the case of subordinated debt securities, no event or condition shall exist that, based on the subordination provisions applicable to the series, would prevent us from making payments of principal of, premium, if any, and interest on any of the applicable subordinated debt securities at the date of the irrevocable deposit referred to above or at any time during the period ending on the 61st day after the deposit date.

   Although we may discharge or decrease our obligations under the Indentures as described in the two preceding paragraphs, we may not avoid, among other things, our duty to register the transfer or exchange of any series of debt securities, to replace any temporary, mutilated, destroyed, lost or stolen series of debt securities or to maintain an office or agency in respect of any series of debt securities.

Modification of the Indentures

   The Indentures provide that we and the trustee may enter into supplemental indentures without the consent of the holders of debt securities to:

  .  secure any debt securities;

  .  evidence the assumption by a successor corporation of our obligations;

  .  add covenants for the protection of the holders of debt securities;

  .  add any additional events of default under the Indentures;

  .  cure any ambiguity or correct any inconsistency in the Indentures;

  . change or eliminate provisions of the Senior Indenture, provided such change or elimination will only become effective after all then current outstanding debt securities are no longer outstanding;

  .  establish the forms or terms of debt securities of any series; and

  . evidence and provide for the acceptance of appointment by a successor trustee.

   Each of the Indentures also provides that we and the trustee may, with the consent of the holders of not less than 66 2/3% in aggregate principal amount of debt securities of all series of Senior Debt Securities or a majority in aggregate principal amount of debt permitted of all series of Subordinated Securities, as the case may be, then outstanding and affected, voting as one class, add any provisions to, or change in any manner, eliminate or modify in any way the provisions of, the applicable indenture or modify in any manner the rights of the holders of the debt securities. We and the trustee may not, however, without the consent of the holder of each outstanding debt security affected thereby:

  .  change the stated maturity of any debt security;

  . reduce the principal amount or premium, if any, or reduce the rate or extend the time of payment of interest on any debt security;

  . change the currency in which the principal, premium, if any, or interest is payable;

  . reduce the amount of the principal of any debt security issued with an original issue discount that is payable upon acceleration or provable in bankruptcy;

  . impair the right to institute suit for the enforcement of any payment on any debt security when due; or

  . reduce the percentage of holders of debt securities of any series whose consent is required for any modification of the Indentures or, waive compliance with or default under certain provisions of the Indentures.

Concerning the Trustee

   The First National Bank of Chicago is the trustee under the both Indentures. Torchmark may also maintain banking and other commercial relationships with The First National Bank of Chicago and its affiliates in the ordinary course of business. The Indentures contain certain limitations on the right of the trustee, should it become a creditor of Torchmark, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. A trustee under the Indentures will be permitted to engage in certain other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict or resign.

Governing Law

   The Indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

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

            DESCRIPTION OF THE TRUST PREFERRED SECURITIES GUARANTEES

   The following is a description of the material terms of the trust preferred securities guarantees. If we plan to issue a trust preferred securities guarantee in the future that differs from this description, we will file a prospectus supplement with the additional terms. You should also read the guarantees. We have filed the form of guarantees with the SEC as an exhibit to the registration statement of which this prospectus is a part.

General

   We will execute a guarantee, which benefits the holders of trust preferred securities, at the time that a Trust issues those trust preferred securities. Each guarantee will be qualified as an indenture under the Trust Indenture Act. Unless otherwise stated in a prospectus supplement, The First National Bank of Chicago will act as indenture trustee under each guarantee for the purposes of compliance with the Trust Indenture Act. The trustee will hold each guarantee for the benefit of the holders of the preferred securities of the applicable Trust.

   We will agree, as described in each guarantee, to pay in full to the holders of the trust preferred securities issued by the applicable Trust, the Guarantee Payments, when and as due, regardless of any defense, right of set-off or counterclaim which the Trust may have or assert. The following payments ("Guarantee Payments"), if not previously paid by a Trust, will be covered by the applicable guarantee:

  . any accumulated and unpaid distributions required to be paid on the applicable trust preferred securities, if the Trust has funds available to make the payment;

  . the redemption price and all accumulated and unpaid distributions to the date of redemption, if the Trust has funds available to make the payment; and

  . upon a voluntary or involuntary dissolution, winding up or termination of the Trust, other than in connection with a distribution of debt securities to holders of the applicable trust preferred securities or the redemption of all the trust preferred securities, the lesser of:

    (1) the aggregate of the liquidation amount specified in the prospectus supplement for each trust preferred security plus all accumulated and unpaid distributions on the trust preferred securities to the date of payment, if the Trust has funds available to make the payment; and

    (2) the amount of assets of the Trust remaining available for distribution to holders of its trust preferred securities upon a dissolution and termination of the Trust.

   Our obligation to make a Guarantee Payment may be satisfied by directly paying the required amounts to the holders of the trust preferred securities or by causing the Trust to pay the amounts to the holders.

   No single document executed by us relating to the issuance of trust preferred securities will provide for a full, irrevocable and unconditional guarantee of the trust preferred securities. It is only the combined operation of our obligations under any indenture and the applicable guarantee and trust declaration that has the effect of providing a full, irrevocable and unconditional guarantee of a Trust's obligations under its trust preferred securities.

Status of The Trust Preferred Securities Guarantees

   Each guarantee will constitute an unsecured obligation of Torchmark and will rank:

  . subordinate and junior in right of payment to all of our other liabilities, except those obligations made equal or junior to our obligations under a guarantee;

  . equal with the most senior preferred or preference stock now or hereafter issued by us, and with any guarantee now or hereafter issued by us in respect of any preferred or preference stock of any of our affiliates; and

  .  senior to our common stock.

   Each trust declaration will require that the holder of trust preferred securities accept the subordination provisions and other terms of the guarantee. Each guarantee will constitute a guarantee of payment and not of collection. In other words, the holder of the guaranteed security may sue us, or seek other remedies, to enforce its rights under the guarantee without first suing any other person or entity.

Termination of the Trust Preferred Securities Guarantee

   A guarantee will terminate upon the earlier of:

  . the full payment of the redemption price of the trust preferred securities and all accumulated and unpaid distributions with respect thereto;

  . the distribution of the underlying securities to the holders of trust preferred securities upon any conversion or exchange of the holder's trust preferred securities into the designated securities, if applicable;

  . the distribution to the applicable holders of trust preferred securities of the corresponding series of debt securities under the appropriate trust declaration; or

  . the full payment of the amounts payable under the appropriate trust declaration upon liquidation of the Trust.

   Each guarantee will continue to be effective or will be reinstated if at any time any holder of trust preferred securities issued by the applicable Trust must restore payment of any sums paid under such trust preferred securities or such guarantee.

Amendments and Assignment

   Changes to the guarantee that do not adversely affect the rights of holders of trust preferred securities may be made without the consent of those holders. Otherwise, a guarantee may only be amended with the prior approval of the holders of at least a majority in aggregate liquidation amount of the outstanding trust preferred securities. A description of the way to obtain any approval is described under "Description of the Trust Preferred Securities-- Voting Rights; Amendment of Declarations." All guarantees and agreements contained in the guarantee will be binding on our successors, assigns, receivers, trustees and representatives and are for the benefit of the holders of the applicable trust preferred securities.

Trust Preferred Securities Guarantee Events of Default

   An event of default under a guarantee occurs if:

  . we fail to make any of our required payments or perform our obligations under the guarantee; or

  . we fail to deliver the designated securities upon an appropriate election by the holder of related trust preferred securities to convert or exchange the trust preferred securities into the designated securities, if applicable.

   The holders of at least a majority in aggregate liquidation amount of the trust preferred securities relating to each guarantee will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee relating to that guarantee or to direct the exercise of any Trust or power given to the trustee under the guarantee.

Information Concerning the Trust Preferred Guarantee Trustee

   The trustee under a guarantee will only perform the duties that are specifically described in the guarantee. The trustee will not be liable for any action taken or omitted in good faith and reasonably believed by it to be authorized or within its discretion under the guarantee. A trustee is under no obligation to exercise any of its powers as described in the applicable guarantee at the request of any holder of covered trust preferred securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.


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

Miscellaneous

   Torchmark will pay all fees and expenses related to:

  . the offering of the trust preferred securities and the junior subordinated debentures;

  .  the organization, maintenance and dissolution of the Trusts;

  .  the retention of the trustees; and

  . the enforcement by the property trustee of the rights of the holders of the trust preferred securities.

Governing Law

   The guarantees will be governed by and construed in accordance with the laws of the State of New York.

    RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES, THE TRUST PREFERRED
        SECURITIES GUARANTEE AND THE DEBT SECURITIES HELD BY EACH TRUST

   We will guarantee payments of distributions and redemption and liquidation payments due on each series of the trust preferred securities, if the applicable Trust has funds available for the payments, as described under "Description of the Trust Preferred Securities Guarantees." No single document executed by us in connection with the issuance of any series of the trust preferred securities will provide for a full, irrevocable and unconditional guarantee of any trust preferred securities. It is only the combined operation of our obligations under the applicable guarantee, trust declaration and the indenture that has the effect of providing a full, irrevocable and unconditional guarantee of the Trust's obligations under its trust preferred securities.

   As long as we make payments of interest and other payments when due on the debt securities held by a Trust, those payments will be sufficient to cover the payment of distributions and redemption and liquidation payments due on the trust preferred securities issued by that Trust, primarily because:

    . the aggregate principal amount of the debt securities will be equal to the sum of the aggregate liquidation amount of the trust preferred and trust common securities;

    . the interest rate and interest and other payment dates on the debt securities will match the distribution rate and distribution and other payment dates for the trust preferred securities;

    . we will pay for any and all costs, expenses and liabilities of each Trust, except such Trust's obligations under its trust preferred securities; and

    . each trust declaration provides that the related Trust will not engage in any activity that is not consistent with the limited purposes of the Trust.

   If we do not make payments on the debt securities, the applicable Trust will not have funds available to make payments of distributions or other amounts due on its trust preferred securities. In those circumstances, you will not be able to rely upon the guarantee for payment of these amounts. Instead, you may directly sue us or seek other remedies to collect your proportionate share of payments owed. If you sue us to collect payment, then we will assume your rights as a holder of trust preferred securities under the Trust's trust declaration if we make a payment to you in any legal action.

   A holder of any trust preferred security may sue us, or seek other remedies, to enforce its rights under the guarantee without first suing the applicable trustee, the Trust that issued the trust preferred security or any other person or entity.

                              PLAN OF DISTRIBUTION

   Torchmark may sell preferred stock, depositary shares or any series of debt securities and a Trust may sell trust preferred securities in one or more of the following ways from time to time:

  . to underwriters or dealers for resale to the public or to institutional investors;

  .  directly to institutional investors; or

  .  through agents to the public or to institutional investors.

   The prospectus supplements will state the terms of the offering of the securities, including:

  .  the name or names of any underwriters or agents;

  .  the purchase price of the securities;

  . the proceeds to Torchmark or the applicable Trust, as the case may be, from the sale;

  . any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation;

  .  any initial public offering price;

  .  any discounts or concessions allowed or reallowed or paid to dealers;
     and

  .  any securities exchanges on which such securities may be listed.

   If underwriters are used in the sale, the underwriters will acquire the securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.

   If a dealer is used in the sale, we and/or a Trust, as the case may be, will sell such securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time for resale.

   Unless otherwise set forth in a prospectus supplement, there will be conditions to the underwriters' obligations to purchase any series of securities, and the underwriters will be obligated to purchase all of a series of securities, if any are purchased.

   Underwriters and agents may be entitled under agreements entered into with us and/or a Trust to indemnification by us and/or a Trust against certain civil liabilities, including liabilities under the Securities Act, or to contribution concerning payments that the underwriters or agents may be required to make in respect thereof. Underwriters and agents may be customers of, engage in transactions with, or perform services for us and our affiliates in the ordinary course of business.

   Each of the securities issued hereunder will be a new issue of securities and will have no prior trading market. Any underwriters to whom Torchmark or a Trust sells securities for public offering and sale may make a market in the securities, but no underwriter will be obligated to do so and may discontinue any market making at any time without notice. The securities may or may not be listed on a national securities exchange.

                                 LEGAL OPINIONS

   The validity of the securities being offered hereby is being passed upon for Torchmark and each Trust by Maynard, Cooper & Gale, P.C., Birmingham, Alabama, and with respect to certain matters of Delaware law relating to the validity of the trust preferred securities, by Morris, Nichols, Arsht & Tunnell, Wilmington, Delaware, special Delaware counsel to Torchmark and each Trust. If any of the securities are issued in an underwritten offering, it is expected that Davis Polk & Wardwell, New York, New York, will pass on certain legal matters for the underwriters.

                                    EXPERTS

   The consolidated financial statements incorporated in this prospectus by reference from Torchmark's Annual Report on Form 10-K for the year ended December 31, 1998, have been audited by KPMG LLP, independent auditors, as stated in their report incorporated in this prospectus by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file reports, proxy statements, and other information with the SEC. You can read and copy these reports, proxy statements, and other information concerning Torchmark at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including Torchmark. Our common stock is listed on the New York Stock Exchange and the International Stock Exchange in London, England. These reports, proxy statements and other information are also available for inspection at the offices of the National Association of Securities Dealers, Inc., Report Section, 1735 K Street N.W., Washington, D.C. 20006.

   This prospectus is part of a registration statement that we and the Trusts filed with the SEC. You can obtain the full registration statement from the SEC as indicated above, or from us.

   The SEC allows us to "incorporate by reference" the information we file with the SEC. This permits us to disclose important information to you by referring to these filed documents. Any information referred to in this way is considered part of this prospectus, and any information that we file with the SEC after the date of this prospectus will automatically be deemed to update and supersede this information. We incorporate by reference the following documents that have been filed with the SEC:

  .  Annual Report on Form 10-K for the year ended December 31, 1998;

  .  Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;

  .  Quarterly Report on Form 10-Q/A for the quarter ended March 31, 1999;
     and

  .  Quarterly Report on Form 10-Q for the quarter ended June 30, 1999.

   We also incorporate by reference any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus.

   We will provide without charge upon written or oral request a copy of any or all of the documents that are incorporated by reference into this prospectus, other than exhibits which are specifically incorporated by reference into such documents. Requests should be directed to Investor Relations Department, Torchmark Corporation, 2001 Third Avenue South, 16th Floor, Birmingham, Alabama 35233 (telephone (205) 325-4200).

   There are no separate financial statements of the Trusts in this prospectus. We do not believe such financial statements would be helpful because:

  . The Trusts are subsidiaries of Torchmark, which files consolidated financial information under the Exchange Act;

  . The Trusts do not have any independent operations other than issuing the preferred and common securities and purchasing our debt securities;

  . The Trusts' only material assets will be our debt securities when issued; and

  . The combined obligations of Torchmark under the debt securities, the Trust Preferred Securities Guarantees, the Declarations and the Indenture have the effect of providing a full, irrevocable and unconditional guarantee of the Trusts' obligations under their trust preferred securities. See "Description of Debt Securities," "Description of the Trust Preferred Securities Guarantees" and "Relationship Among the Trust Preferred Securities, the Trust Preferred Securities Guarantee and the Debt Securities Held by Each Trust."

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                     4,400,000 Trust Preferred Securities
                           Torchmark Capital Trust I

                        7 3/4% Trust Preferred Securities
              (Liquidation Amount $25 Per Trust Preferred Security)

   Guaranteed To The Extent Described In This Prospectus Supplement And The
                          Accompanying Prospectus, By

                         TORCHMARK CORPORATION [LOGO]

                           ------------------------
                             PROSPECTUS SUPPLEMENT
                           ------------------------

                          Joint Book-Running Managers

Merrill Lynch & Co.             Morgan Stanley             Salomon Smith Barney

                               ----------------

                        Banc of America Securities LLC
                        Banc One Capital Markets, Inc.
                                   JPMorgan
                             Quick & Reilly, Inc.
                          SunTrust Robinson Humphrey
                              Wachovia Securities

                                 October 31, 2001

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